PART II
Item 6. Selected Financial Data
The following tables set forth, on a historical basis, selected financial and operating data for the Company. The following data should be read in conjunction with our financial statements and notes thereto and Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Annual Report on Form 10-K.

	Years Ended December 31,
	2017 (1)	2016 (1)	2015 (1)	2014 (1)	2013 (1)
	(Dollars in thousands, except share and per share data)
Operating Data:
Revenues:
Rentals	$409,349	$408,116	$381,238	$333,839	$188,117
Interest income on loans receivable	3,346	3,399	3,647	3,955	2,530
Earned income from direct financing leases	2,078	2,742	3,024	3,343	1,572
Tenant reimbursement income	14,911	11,887	13,931	12,347	5,526
Other income	1,574	9,196	866	1,787	488
Total revenues	431,258	435,340	402,706	355,271	198,233
Expenses:
General and administrative	57,512	50,607	45,663	40,883	33,734
Restructuring charges	—	6,341	7,056	—	—
Finance restructuring costs	—	—	—	214	717
Merger costs	—	—	—	—	56,311
Property costs (including reimbursable)	25,973	24,089	21,379	20,180	9,100
Real estate acquisition costs	1,434	2,904	2,352	2,565	989
Interest	113,394	118,690	139,183	139,333	76,826
Depreciation and amortization	173,686	173,036	166,478	155,137	78,528
Impairments	61,597	61,395	50,381	30,651	2,179
Total expenses	433,596	437,062	432,492	388,963	258,384
Loss from continuing operations before other income (expense) and income tax expense	(2,338)	(1,722)	(29,786)	(33,692)	(60,151)
Other income (expense):
Gain (loss) on debt extinguishment	579	1,605	(2,375)	(457)	(1,890)
Gain (loss) on disposition of assets	42,698	29,623	(61)	48	(456)
Total other income (expense)	43,277	31,228	(2,436)	(409)	(2,346)
Income (loss) from continuing operations before income tax expense	40,939	29,506	(32,222)	(34,101)	(62,497)
Income tax expense	(511)	(868)	(479)	(673)	(693)
Income (loss) from continuing operations	40,428	28,638	(32,701)	(34,774)	(63,190)
Income (loss) from discontinued operations (2)	36,720	68,808	125,913	(2,171)	61,574
Net income (loss)	77,148	97,446	93,212	(36,945)	(1,616)
Less: preferred dividends	(2,530)	—	—	—	—
Net income (loss) attributable to common stockholders	$74,618	$97,446	$93,212	$(36,945)	$(1,616)
Net income (loss) per share of common stock—basic:
Continuing operations	$0.08	$0.06	$(0.08)	$(0.09)	$(0.25)
Discontinued operations	0.08	0.15	0.29	(0.01)	0.24
Net income (loss) per share attributable to common stockholders—basic	$0.16	$0.21	$0.21	$(0.10)	$(0.01)

Net income (loss) per share of common stock—diluted:
Continuing operations	$0.08	$0.06	$(0.08)	$(0.09)	$(0.10)
Discontinued operations	0.08	0.15	0.29	(0.01)	0.09
Net income (loss) per share attributable to common stockholders—diluted	$0.16	$0.21	$0.21	$(0.10)	$(0.01)
Weighted average shares of common stock outstanding:
Basic common shares (3)	467,934,945	469,217,776	432,222,953	386,809,746	255,020,565
Diluted common shares (3)	467,942,788	469,246,265	432,222,953	386,809,746	255,020,565

Dividends declared per common share issued (4)	$0.72000	$0.70500	$0.68500	$0.66875	$0.65843

(1) As a result of the Merger completed on July 17, 2013, Operating Data includes the results of operations from the acquired properties for a full year in 2017, 2016, 2015 and 2014 and for less than half a year in 2013.

(2) Includes gains, losses and results of operations from all property dispositions and from properties classified as held for sale at the end of the period for all periods prior to 2014. During 2015 and 2014, only those properties classified as held for sale as of December 31, 2013 were reported as discontinued operations. Additionally, includes gains, losses and results of operations of SMTA, applied retrospectively to all periods presented, as a result of the Spin-Off completed on May 31, 2018.

(3) Historical weighted average number of shares of common stock outstanding (basic and diluted) have been adjusted for the Merger Exchange Ratio. No potentially dilutive securities were included as their effect would be anti-dilutive on results from continuing operations.

(4) Dividends declared per common share issued for the year ended December 31, 2013 have been adjusted for the Merger.

	Years Ended December 31,
	2017 (1)	2016 (1)	2015 (1)	2014 (1)	2013 (1)
	(Dollars in thousands)
Balance Sheet Data (end of period):
Gross investments, including related lease intangibles	$7,903,025	$8,247,654	$8,302,688	$8,043,497	$7,235,732
Net investments, including related lease intangibles	6,614,025	7,090,335	7,231,816	7,110,726	6,523,325
Cash and cash equivalents	8,798	10,059	21,790	176,181	66,588
Total assets (2)	7,263,511	7,677,971	7,891,039	7,964,230	7,207,775
Total debt, net (2)	3,639,680	3,664,628	4,092,787	4,323,302	3,758,241
Total liabilities (2)	3,943,902	3,995,863	4,429,165	4,652,568	4,093,034
Total stockholders' equity	3,319,609	3,682,108	3,461,874	3,311,662	3,114,741

Other Data:
FFO (3)	$367,296	$394,952	$354,686	$238,105	$139,487
AFFO (3)	$398,148	$412,999	$378,050	$322,400	$208,853
Number of properties in investment portfolio	2,480	2,615	2,629	2,509	2,186
Owned properties occupancy at period end (based on number of properties)	99%	98%	99%	98%	99%
(1) Balances include assets and liabilities of both continuing operations and discontinued operations. Reference Note 11 to the accompanying consolidated financial statements for additional information.
(2) During 2015, we elected to early adopt ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, in which capitalized deferred financing costs, previously recorded in deferred costs and other assets on the consolidated balance sheets, are presented as a direct deduction from the carrying amount of the debt liability to which these costs relate, and this presentation is retrospectively applied to prior periods. Capitalized deferred financing costs incurred in connection with the Revolving Credit Facility continue to be presented in deferred costs and other assets, net on the consolidated balance sheets as amounts can be drawn and repaid periodically, which is in accordance with ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.
(3) We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net (gains) losses from property dispositions. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Therefore, FFO should be considered only as a supplement to net income (loss) attributable to common stockholders as a measure of our performance.
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. Accordingly, AFFO should be considered only as a supplement to net income (loss) attributable to common stockholders as a measure of our performance. We adjust FFO to eliminate the impact of certain items that we believe are not indicative of our core operating performance, including restructuring costs, other general and administrative costs associated with relocation of our headquarters, transaction costs associated with our Spin-Off, default interest on non-recourse mortgage indebtedness, debt extinguishment gains (losses), transaction costs incurred in connection with the acquisition of real estate investments subject to existing leases and certain non-cash items. These certain non-cash items include non-cash revenues (comprised of straight-line rents, amortization of above and below market rent on our leases, amortization of lease incentives, amortization of net premium (discount) on loans receivable and amortization of capitalized lease transaction costs), non-cash interest expense (comprised of amortization of deferred financing costs and amortization of net debt discount/premium) and non-cash compensation expense (stock-based compensation expense). In addition, other equity REITs may not calculate AFFO as we do, and, accordingly, our AFFO may not be comparable to such other equity REITs' AFFO. AFFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income determined in accordance with GAAP as a performance measure. A reconciliation of our FFO and AFFO to net income (loss) attributable to common stockholders (computed in accordance with GAAP) is included in the financial information accompanying this report.

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Net income (loss) attributable to common stockholders (1)	$74,618	$97,446	$93,212	$(36,945)	$(1,616)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	173,121	172,559	166,102	154,758	78,348
Discontinued operations	82,333	89,240	94,155	92,829	89,071
Portfolio impairments
Continuing operations	61,597	61,215	49,917	30,645	2,453
Discontinued operations	40,733	26,857	20,314	7,364	7,317
Realized gain on sales of real estate (2)	(65,106)	(52,365)	(69,014)	(10,546)	(36,086)
Total adjustments	292,678	297,506	261,474	275,050	141,103

FFO attributable to common stockholders	$367,296	$394,952	$354,686	$238,105	$139,487
Add/(less):
Loss (gain) on debt extinguishment
Continuing operations	(579)	(1,605)	2,375	457	1,890
Discontinued operations	2,224	1,372	787	64,293	(513)
Restructuring charges	—	6,341	7,056	—	—
Other costs in G&A associated with headquarter relocation	—	3,629	—	—	—
Transaction costs	6,361	—	—	—	—
Merger costs (3)	—	—	—	—	66,700
Master Trust Exchange Costs	—	—	—	13,022	717
Real estate acquisition costs	1,356	3,229	2,739	3,631	1,718
Non-cash interest expense	23,469	15,380	10,367	5,175	8,840
Straight-line rent, net of related bad debt expense	(19,474)	(23,496)	(19,291)	(12,191)	(6,162)
Other amortization and non-cash charges	(3,266)	(2,837)	(1,639)	(4,541)	(12,593)
Accrued interest and fees on defaulted loans	4,201	4,740	7,649	3,103	—
Swap termination costs (4)	—	1,724	—	—	—
Non-cash compensation expense	16,560	9,570	13,321	11,346	8,769
Total adjustments to FFO	30,852	18,047	23,364	84,295	69,366

AFFO attributable to common stockholders(6)	$398,148	$412,999	$378,050	$322,400	$208,853

FFO per share of common stock
Diluted (5)	$0.78	$0.84	$0.82	$0.61	$0.54
AFFO per share of common stock
Diluted (5)	$0.85	$0.88	$0.87	$0.83	$0.81
Weighted average shares of common stock outstanding:
Basic	467,934,945	469,217,776	432,222,953	386,809,746	255,020,565
Diluted	467,942,788	469,246,265	432,545,625	387,585,580	255,210,757
(1) Amount is net of distributions paid to preferred stockholders for the year ended December 31, 2017.
(2) Includes amounts related to discontinued operations.
(3) Includes $10.1 million of interest expense charges related to the Merger.
(4) Included in general and administrative expenses.
(5) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(6) For the year ended December 31, 2016, net income attributable to common stockholders includes compensation for lost rent received from the Haggen Holdings, LLC settlement for 6 rejected stores as follows (in millions):

Contractual rent from date of rejection through either sale or December 31, 2016	$1.3
Three months of prepaid rent for the three stores subsequently sold	0.5
Total included in AFFO	$1.8

Adjusted Debt, Adjusted EBITDA and Annualized Adjusted EBITDA

	December 31,
	2017	2016
	(Dollars in thousands)
Revolving credit facility	$112,000	$86,000
Term loan, net	—	418,471
Senior unsecured notes, net	295,321	295,112
Mortgages and notes payable, net	2,516,478	2,162,403
Convertible notes, net	715,881	702,642
	3,639,680	3,664,628
Add/(less):
Unamortized debt discount, net	61,399	52,894
Unamortized deferred financing costs	39,572	37,111
Cash and cash equivalents	(8,798)	(10,059)
Restricted cash balances held for the benefit of lenders	(105,909)	(26,839)
Total adjustments	(13,736)	53,107
Adjusted Debt (1)	$3,625,944	$3,717,735

	Three Months Ended December 31,
	2017	2016
	(Dollars in thousands)
Net income attributable to common stockholders	$35,791	$988
Add/(less): (2)
Interest	47,998	46,744
Depreciation and amortization	63,132	68,049
Income tax (benefit) expense	(25)	33
Total adjustments	111,105	114,826
EBITDA	$146,896	$115,814
Restructuring charges	—	615
Other costs in G&A associated with headquarter relocation	—	187
Transaction costs	3,216	—
Real estate acquisition costs	583	1,137
Impairments on real estate assets	14,221	46,379
Realized gain on sales of real estate	(24,909)	(13,144)
Loss on debt extinguishment	3,415	93
Total adjustments to EBITDA	(3,474)	35,267
Adjusted EBITDA (3)	$143,422	$151,081
Annualized Adjusted EBITDA (4)	$573,688	$604,324
Adjusted Debt / Annualized Adjusted EBITDA (5)	6.3	6.2
(1) Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs, as further reduced by cash and cash equivalents and restricted cash balances held for the benefit of lenders. By excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and restricted cash balances held for the benefit of lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.
(2) Adjustments include all amounts charged to continuing and discontinued operations.

(3) Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for restructuring charges, transaction costs, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that we do not consider to be indicative of our on-going operating performance. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance.
(4) Adjusted EBITDA of the current quarter multiplied by four.
(5) Adjusted Debt to Annualized Adjusted EBITDA is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and therefore, may not be comparable to such other REITs.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
Spirit Realty Capital, Inc. is a New York Stock Exchange listed company under the ticker symbol "SRC." We are a self-administered and self-managed REIT with in-house capabilities including acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting and capital markets. We primarily invest in single-tenant, operationally essential real estate assets throughout the U.S., which are generally acquired through strategic sale-leaseback transactions and subsequently leased on long-term, triple-net basis to high quality tenants with business operations within predominantly retail, but also office and industrial property types. Single tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where our tenants conduct activities that are essential to the generation of their sales and profits. In support of our primary business of owning and leasing real estate, we have also strategically originated or acquired long-term, commercial mortgage and other loans to provide a range of financing solutions to our tenants.
As of December 31, 2017, our owned real estate represented investments in 2,392 properties. Our properties are leased to 419 tenants across 49 states and 30 industries. As of December 31, 2017, our owned properties were approximately 99.2% occupied (based on number of economically yielding properties). In addition, our investment in real estate includes commercial mortgage and other loans secured by an additional 88 real estate properties or other related assets.
Our operations are carried out through the Operating Partnership. OP Holdings, one of our wholly-owned subsidiaries, is the sole general partner and owns approximately 1% of the Operating Partnership. We and one of our wholly-owned subsidiaries are the only limited partners, and together own the remaining 99% of the Operating Partnership. Although the Operating Partnership is wholly-owned by us, in the future, we may issue partnership interests in the Operating Partnership to third parties in exchange for property owned by such third parties. In general, any partnership interests in the Operating Partnership issued to third parties would be exchangeable for cash or, at our election, shares of our common stock at specified ratios set when such partnership interests in the Operating Partnership are issued.
We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. We believe that we have been organized and have operated in a manner that has allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner.
On May 31, 2018, we completed a Spin-Off of all of our interests in the assets that collateralize Master Trust 2014, our properties leased to Shopko, and certain other assets into an independent, publicly traded REIT, SMTA. Upon completion of the Spin-Off, our stockholders received a distribution of common shares of beneficial interest in SMTA, which are treated as a taxable distribution to them. Beginning in the second quarter of 2018, the historical financial results of SMTA are reflected in our consolidated financial statements as discontinued operations for all periods presented. See Note 11 to the accompanying consolidated financial statements for further discussion.
2017 Highlights
For the year ended December 31, 2017:

•	Generated net income of $0.16 per share, FFO of $0.78 per share and AFFO of $0.85 per share.

•	Strengthened our balance sheet:

◦	Completed an underwritten public offering of 6.0% Series A Cumulative Redeemable Preferred Stock for aggregate net proceeds of $166.2 million.

◦	Issued $674.4 million aggregate principal amount of net-lease mortgage notes under Master Trust 2014.

◦	Repurchased 35.8 million shares of the Company's outstanding common stock at a weighted average purchase price of $7.88 per share.

◦	Extinguished $238.5 million of secured debt that had a 5.5% weighted average interest rate.

•	Actively managed our portfolio:

◦	Raised real estate portfolio occupancy to 99.2% as of December 31, 2017 from 98.2% as of December 31, 2016.

◦
Closed 25 real estate transactions totaling $323.0 million, including revenue producing capital expenditures, adding 39 properties to our portfolio, earning an initial weighted average cash yield of 7.66% under leases with an average term of 12.0 years.

◦	Sold 192 properties for $551.2 million in gross proceeds, including 105 vacant properties for gross proceeds of $153.7 million.

◦	Reduced Shopko concentration to 7.7% of Contractual Rent at December 31, 2017 from 8.2% at December 31, 2016.
Factors that May Influence Our Operating Results
ACQUISITIONS AND LEASE STRUCTURE
Our principal business is acquiring commercial real estate properties, generally leased to tenants under triple-net leases. Our ability to grow revenue and produce superior risk adjusted returns depends on our ability to acquire additional properties at a yield sufficiently in excess of our cost of capital. We focus on opportunities to acquire attractive commercial real estate by providing capital to small and middle-market companies that we conclude have stable and proven operating histories and attractive credit characteristics. Small and middle-market companies are often willing to enter into leases with structures and terms that we consider appealing and that we believe increase the security of rental payments.
Portfolio Diversification
Our strategy emphasizes a portfolio that (1) derives no more than 10% of its Contractual Rent from any single tenant and no more than 2.0% of its Contractual Rent from any single property, (2) is leased to tenants operating in various industries and (3) is located across the U.S. without significant geographic concentration.
A core component of our business is investing in and managing a portfolio of single-tenant, operationally essential retail real estate throughout the U.S. Accordingly, our performance is substantially dependent on the performance of our retail tenants. The market for traditional retail space has previously been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some traditional retail companies, the ongoing consolidation in the retail industry, the excess amount of retail space in a number of markets and increasing consumer purchases through catalogs or over the internet.
In particular, we have experienced and expect to continue to experience challenges with some of our retailers through increased credit losses. These credit losses resulted in lower revenues from non-performing leases and certain charges for the write-off of unrecoverable receivables. We expect the non-performance for certain of these leases to continue.
As of December 31, 2017, Shopko represents our most significant tenant. Currently we lease 99 properties to Shopko, pursuant to three master leases and two single site leases, under which we receive approximately $3.9 million in Contractual Rent per month. We reduced our Shopko tenant concentration to 7.7% of Contractual Rent at December 31, 2017, compared to 8.2% at December 31, 2016. During the year ended December 31, 2017, we sold 12 Shopko properties for $71.4 million in gross proceeds as we continue our objective to reduce our exposure to Shopko.
As a result of the significant number of properties leased to Shopko, our results of operations and financial condition are significantly impacted by Shopko's performance under its leases. Shopko operates as a multi-department general merchandise retailer and retail health services provider primarily in mid-size and large communities in the Midwest, Pacific Northwest, North Central and Western Mountain states.
Based on our monitoring of Shopko's financial information and other challenges impacting the retail industry relative to recent years, we continue to evaluate Shopko's ongoing ability to meet its obligations to us under its leases. Although Shopko is current on all of its obligations to us under its lease arrangements with us as of December 31, 2017, we can give you no assurance that this will continue to be the case, particularly if Shopko (not just the stores subject to leases with us) experiences a further decline in its business, financial condition and results of operations or loses access to liquidity. If such events were to occur, Shopko may request discounts or deferrals on the rents it pays to us, seek to terminate its master leases with us or close certain of its stores, or file for bankruptcy, all of which could significantly decrease the amount of revenue we receive from it.
Operationally Essential Real Estate with Long-Term Leases
We seek to own properties that are operationally essential to our tenants, thereby reducing the risk that our tenant would choose not to renew an expiring lease or reject a lease in bankruptcy. We also seek to enter into leases with relatively long initial terms, typically 15 to 20 years, and renewal options with attractive rent escalation provisions. As of December 31, 2017, our leases have a weighted average remaining lease term of approximately 10.0 years (based on Contractual Rent), compared to 10.8 years as of December 31, 2016. Approximately 22.0% of our leases (based on Contractual Rent) as of December 31, 2017 will expire prior to January 1, 2023.
Rent Escalators
Our leases generally contain provisions contractually increasing the rental revenue over the term of the lease at specified dates by (1) a fixed amount or (2) the lesser of (a) 1 to 2 times CPI over a specified period, (b) a fixed percentage or (c) a fixed schedule. The percentage of our single-tenant properties containing rent escalators remained consistent at 89.2% as of both December 31, 2017 and December 31, 2016, respectively (based on Contractual Rent).
Master Lease Structure
Where appropriate, we seek to enter into master leases, whereby we lease multiple properties to a single tenant on an “all or none” basis. The master lease structure prevents a tenant from unilaterally giving up under-performing properties while retaining well-performing properties. We have 131 active master leases with property counts ranging from 2 to 172 and a weighted average non-cancelable remaining lease term (based on Contractual Rent) of 12.7 years as of December 31, 2017 compared to 129 active master leases with property counts ranging from 2 to 182 and a weighted average non-cancelable remaining lease term (based on Contractual Rent) of 13.9 years as of December 31, 2016.
Master lease revenue contributed approximately 44.7% of our Contractual Rent during the year ended December 31, 2017, compared to approximately 46.2% for the same period in 2016. The largest revenue producing master leases at December 31, 2017 and 2016, respectively, consisted of 59 and 72 properties and contributed 6.8% and 7.2% of our Contractual Rent. Our smallest revenue producing master leases, consisting of two properties, contributed less than 0.1% to our Contractual Rent in each of the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, the majority of our master leases include between 2 and 10 properties.
Triple-Net Leases
Our leases are predominantly triple-net, whereby the tenant pays all property operating expenses, including but not limited to real estate taxes, insurance premiums and repair and maintenance costs. We occasionally enter into leases, or acquire properties with existing leases, pursuant to which we retain responsibility for the costs of structural repair, maintenance and certain other property costs. Although such leases have not historically resulted in significant costs to us, an increase in costs related to these responsibilities could negatively impact our operating results. Similarly, an increase in the vacancy rate of our portfolio would increase our costs, as we would be responsible for expenses that our tenants are currently required to pay. As of December 31, 2017, approximately 82.8% of our properties (based on Contractual Rent) are subject to triple-net leases, compared to approximately 83.7% as of December 31, 2016.
Impact of Inflation
Our leases typically contain provisions designed to mitigate the adverse impact of inflation on our results of operations. Since tenants are typically required to pay all property operating expenses, increases in property-level expenses at our leased properties generally do not adversely affect us. However, increased operating expenses at vacant properties and the limited number of properties that are not subject to full triple-net leases could cause us to incur additional operating expenses, which could increase our exposure to inflation. Additionally, our leases generally provide for rent escalators designed to mitigate the effects of inflation over a lease’s term. However, since some of our leases do not contain rent escalators and many that do limit the amount by which rent may increase, any increase in our rental revenue may not keep up with the rate of inflation.

ASSET MANAGEMENT
The stability of the rental revenue generated by our properties depends principally on our tenants’ ability to pay rent and our ability to:

•	collect rent due,

•	renew expiring leases or re-lease space upon expiration or other termination,

•	lease or dispose of currently vacant properties, and

•	maintain or increase rental rates.
Each of these could be negatively impacted by adverse economic conditions, particularly those that affect the markets in which our properties are located, downturns in our tenants’ industries, increased competition for our tenants at our property locations, or the bankruptcy of one or more of our tenants. We seek to manage these risks by using our developed underwriting and risk management processes to structure and manage our portfolio.
Active Management and Monitoring of Risks Related to Our Investments
We seek to measure tenant financial distress risk and lease renewal risk through various processes. Many of our tenants are required to provide corporate-level and/or unit-level financial information, which includes balance sheet, income statement and cash flow statement data on a quarterly and/or annual basis, and approximately 50.6% of our leases as of December 31, 2017 require the tenant to provide property-level performance information, which includes income statement data on a quarterly and/or annual basis.Our underwriting and risk management processes are designed to structure new investments and manage existing investments to mitigate tenant credit quality risks and preserve the long-term return on our invested capital. Since our inception, our occupancy based on economically yielding properties has never been below 96.1%, despite the economic downturn of 2008 through 2010. The percentage of our properties that were economically yielding increased to approximately 99.2% as of December 31, 2017 from approximately 98.2% as of December 31, 2016.
On September 8, 2015, Haggen Holdings, LLC and a number of its affiliates, including Haggen Operations Holdings, LLC, filed petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. At the time of the filing, Haggen Operations Holdings, LLC leased 20 properties on a triple net basis from a subsidiary of ours under a master lease. For discussion of the related settlement and current status of these properties, see Note 8 to the consolidated financial statements herein.
CAPITAL RECYCLING
We continuously evaluate opportunities for the disposition of properties in our portfolio when we believe such disposition is appropriate in view of our business objectives, considering criteria including, but not limited to, tenant concentration, tenant credit quality, local market conditions and lease rates, associated indebtedness, asset location and tenant operation type (e.g., industry, sector, or concept/brand), as well as potential uses of proceeds and tax considerations. As part of this strategy, we may enter into 1031 Exchanges to defer some or all of the taxable gains on the dispositions, if any, for federal and state income tax purposes. We can provide no assurance that we will dispose of any additional properties or that future acquisitions and/or dispositions, if any, will qualify as 1031 Exchanges. Furthermore, we can provide no assurance that we will deploy the proceeds from future dispositions in a manner that produces comparable or better yields.
CAPITAL FUNDING
Our principal demands for funds are for property acquisitions, payment of principal and interest on our outstanding indebtedness, operating and property maintenance expenses and distributions to our stockholders. Generally, property acquisitions are temporarily funded through our Revolving Credit Facility, followed by permanent financing through asset level financing or issuance of debt or equity securities. Our remaining cash needs are typically met by cash flows from operations, which are primarily driven by the rental income received from our leased properties, interest income earned on loans receivable and interest income on our cash balances.
Debt Capital Structure
As of December 31, 2017, we had an approximately $3.7 billion principal balance outstanding consisting of $2.6 billion of non-recourse mortgage indebtedness, $747.5 million of unsecured Convertible Notes, $300.0 million of Senior Unsecured Notes, and $112.0 million under our unsecured Revolving Credit Facility. We have additional borrowing capacity of $688.0 million under the Revolving Credit Facility and $420.0 million under our Term Loan. The Revolving Credit Facility and Term Loan provide for financial flexibility to help fund future acquisitions and for general corporate purposes. Our non-recourse mortgage indebtedness is comprised of $332.6 million of fixed-rate CMBS and $2.2 billion in securitized net-lease mortgage notes under our Spirit Master Funding Program. Approximately $2.1 billion of our outstanding principal indebtedness is fully or partially amortizing, providing for an ongoing reduction in principal prior to maturity. Prior to January 1, 2021, contractual amortization payments are scheduled to reduce our outstanding principal amount of indebtedness by $134.9 million and balloon payments of $1.1 billion are due at maturity under a number of different loans. Included in these balloon payments is $64.3 million for the acceleration of principal payable, including $13.2 million of capitalized interest, following an event of default under 6 separate CMBS loans.
Interest Costs
As of December 31, 2017, the weighted average stated interest rate on our fixed rate debt under our CMBS and Master Trust Notes, excluding the amortization of deferred financing costs and debt discounts, was approximately 5.1%. The weighted average stated rate as of December 31, 2017 of our unsecured Convertible Notes and Unsecured Senior Notes were 3.28% and 4.45%, respectively. Our fixed-rate debt structure provides us with a stable and predictable cash requirement related to our debt service. The stated rate of our unsecured variable-rate Term Loan as of December 31, 2017 was 2.44%. We amortize on a non-cash basis the deferred financing costs and debt discounts/premiums associated with our fixed-rate debt to interest expense using the effective interest rate method over the terms of the related notes. For the year ended December 31, 2017, non-cash interest expense recognized on our debt totaled $23.5 million. Any changes to our debt structure, including borrowings under our Revolving Credit Facility, Term Loan or debt financing associated with property acquisitions, could materially influence our operating results depending on the terms of any such indebtedness. A significant amount of our debt provides for scheduled principal payments. As principal is repaid, our interest expense decreases. Changing interest rates will increase or decrease the interest expense we incur on unhedged variable interest rate debt and may impact our ability to refinance maturing debt.
Critical Accounting Policies and Estimates
Our accounting policies are determined in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that are subjective in nature and, as a result, our actual results could differ materially from our estimates. Estimates and assumptions include, among other things, subjective judgments regarding the fair values and useful lives of our properties for depreciation and lease classification purposes, the collectability of receivables and asset impairment analysis. Set forth below are the more critical accounting policies that require management judgment and estimates in the preparation of our consolidated financial statements. See Notes 2 and 9 to the consolidated financial statements for further details.
REAL ESTATE INVESTMENTS
Purchase Accounting and Acquisition of Real Estate; Lease Intangibles
We use a number of sources to estimate fair value of real estate acquisitions, including building age, building location, building condition, rent comparables from similar properties, and terms of in-place leases, if any. Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above or below-market leases. In-place lease intangibles are valued based on our estimates of costs related to tenant acquisition and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition. We then allocate the purchase price (including acquisition and closing costs) to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, we allocate the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values. Above and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and our estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease.
Impairment
We review our real estate investments and related lease intangibles quarterly for indicators of impairment, which include the asset being held for sale, tenant bankruptcy, leases expiring in less than 12 months and property vacancy. For assets with indicators of impairment, we then evaluate if its carrying value exceeds its estimated undiscounted cash flows, in which case the asset is considered impaired. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.

Impairment is then calculated as the amount by which the carrying value exceeds the estimated fair value. The fair values are estimated by using the following information, depending on availability, in order of preference: signed purchase and sale agreements or letters of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate.
Allowance for Doubtful Accounts
We review our rent receivables for collectability on a regular basis, taking into consideration factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a write-off of the specific receivable will be made. Uncollected accounts receivable are written off against the allowance when all possible means of collection have been exhausted. For deferred rental revenues related to the straight-line method of reporting rental revenue, we establish a provision for losses based on our estimate of uncollectible receivables and our assessment of the risks inherent in our portfolio, giving consideration to historical experience and industry default rates for long-term receivables.
INCOME TAXES
REIT Status
We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. We believe that we have been organized and have operated in a manner that has allowed us to qualify as a REIT commencing with such taxable year, and we intend to continue operating in such a manner. To maintain our REIT status, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided that we qualify for taxation as a REIT, we are generally not subject to corporate level federal income tax on the earnings distributed to our stockholders that we derive from our REIT qualifying activities. We are still subject to state and local income and franchise taxes and to federal income and excise tax on our undistributed income. If we fail to qualify as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. Unless entitled to relief under specific statutory provisions, we would be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
TRS
We have elected, together with certain of our subsidiaries, to treat such subsidiaries as our TRS for federal income tax purposes. A taxable REIT subsidiary generally may provide both customary and non-customary services to tenants of its parent REIT and engage in other activities that the parent REIT may not engage in directly without adversely affecting its qualification as a REIT. Currently, our TRS do not provide any services to our tenants or conduct other material activities. However, one or more TRS of ours may in the future provide services to certain of our tenants. We may form additional taxable REIT subsidiaries in the future and we may contribute some or all of our interests in certain wholly-owned subsidiaries or their assets to a TRS of ours. Any income earned by our TRS will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. Because a taxable REIT subsidiary is subject to federal income tax and state and local income tax (where applicable), as a regular C corporation, the income earned by our TRS generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries. Historically, we have not actively pursued or engaged in material activities that would require the use of our TRS.
SHARE-BASED COMPENSATION
Awards granted under our Amended Incentive Award Plan may require service-based vesting over a period of years subsequent to the grant date and resulting equity-based compensation expense, measured at the fair value of the award on the date of grant, will be recognized as an expense in our consolidated financial statements over the vesting period. Grant date fair value is estimated using the Monte Carlo simulation model, which incorporates stock price correlation, projected dividend yields and other variables over the time horizons matching the performance periods.

Results of Operations
Comparison of the Years Ended December 31, 2017 and 2016
The following discussion includes the results of our operations as summarized in the table below:

	Years Ended December 31,
(In Thousands)	2017	2016	Change	% Change
Revenues:
Rentals	$409,349	$408,116	$1,233	0.3%
Interest income on loans receivable	3,346	3,399	(53)	(1.6)%
Earned income from direct financing leases	2,078	2,742	(664)	(24.2)%
Tenant reimbursement income	14,911	11,887	3,024	25.4%
Other income	1,574	9,196	(7,622)	(82.9)%
Total revenues	431,258	435,340	(4,082)	(0.9)%
Expenses:
General and administrative	57,512	50,607	6,905	13.6%
Restructuring charges	—	6,341	(6,341)	NM
Property costs (including reimbursable)	25,973	24,089	1,884	7.8%
Real estate acquisition costs	1,434	2,904	(1,470)	(50.6)%
Interest	113,394	118,690	(5,296)	(4.5)%
Depreciation and amortization	173,686	173,036	650	0.4%
Impairment	61,597	61,395	202	0.3%
Total expenses	433,596	437,062	(3,466)	(0.8)%
Loss from continuing operations before other income and income tax expense	(2,338)	(1,722)	(616)	(35.8)%
Other income:
Gain on debt extinguishment	579	1,605	(1,026)	(63.9)%
Gain on disposition of assets	42,698	29,623	13,075	44.1%
Total other income	43,277	31,228	12,049	38.6%
Income from continuing operations before income tax expense	40,939	29,506	11,433	38.7%
Income tax expense	(511)	(868)	357	41.1%
Income from continuing operations	$40,428	$28,638	$11,790	41.2%

Income from discontinued operations	$36,720	$68,808	$(32,088)	(46.6)%
NM - Percentages over 100% are not displayed.
REVENUES
Rentals
For the year ended December 31, 2017, approximately 94.9% of our total revenues from continuing operations were generated from long-term leases of our owned properties. Our contractual rental revenues between periods increased by 0.9% as we were a moderate acquirer of income producing real estate during the year ended December 31, 2017. We acquired 38 properties with a real estate investment value of $270.4 million, included in continuing operations, during the year ended December 31, 2017. This increase was offset by the sale of 116 properties during the same period with a real estate investment value of $381.3 million, of which 58 were income producing properties with a real estate investment value of $254.3 million. This increase in contractual rental revenues was partially offset by tenant credit losses in the first quarter of 2017, where the majority of the nonperforming properties were in the convenience store and movie theater industries. As of December 31, 2017 and 2016, respectively, 11 and 28 of our properties in continuing operations were vacant and not generating rent, representing approximately 0.7% and 1.8% of our owned properties.

During the years ended December 31, 2017 and 2016, non-cash rentals were $25.0 million and $26.4 million, respectively, representing approximately 6.1% and 6.5%, respectively, of total rental revenue from continuing operations.
Interest income on loans receivable
While financed properties increased from 69 at December 31, 2016 to 83 at December 31, 2017, resulting in an increase of 28.9% in the related mortgage loans receivable balances for the comparative period, interest income on loans receivable remained flat as all the newly financed mortgage loans in 2017 were originated in the last four months of the year.
Tenant reimbursement income
We have a number of leases that require our tenants to reimburse us for certain property costs we incur. Tenant reimbursement income is driven by the tenant reimbursable property costs described below.
Other income
The year-over-year decrease in other income is primarily due to $5.5 million in fee income associated with the prepayment of certain mortgage loans during the year ended December 31, 2016, and no comparable transaction for the year ended December 31, 2017. Additionally, lease termination fees collected for the year ended December 31, 2017 were $0.1 million, compared to $1.9 million for the year ended December 31, 2016.
EXPENSES
General and administrative
The year-over-year increase in general and administrative expenses is primarily due to $11.1 million in severance related costs, comprised of $4.2 million of cash compensation and $6.9 million of non-cash compensation, recorded in the year ended December 31, 2017 following the departure of our chief executive officer. The period-over-period increase was partially offset by a $1.8 million decrease in compensation expenses excluding the severance charges, the $1.7 million loss recognized in the comparable prior period related to termination fees on an interest rate swap, and a $1.0 million decrease in professional and other outside services expenses.
Property costs (including reimbursable)
For the year ended December 31, 2017, property costs were $26.0 million (including $16.8 million of tenant reimbursable expenses) compared to $24.1 million (including $14.7 million of tenant reimbursable expenses) for the year ended December 31, 2016. The non-reimbursable costs remained relatively flat year-over-year, while reimbursable property costs increased by $2.1 million, driven by an increase in reimbursable property taxes.
Interest
The decrease in interest expense is primarily due to the extinguishment of $195.4 million of mortgage debt with a weighted average interest rate of 5.5% during the year ended December 31, 2017. This was partially offset by an increase in interest due to increased average borrowings year-over-year under our Revolving Credit Facility and Term Loan, as well as interest on our Senior Unsecured Notes, which were issued in August 2016.

The following table summarizes our interest expense on related borrowings:

	Years Ended December 31,
(In Thousands)	2017	2016
Interest expense – Revolving Credit Facilities (1)	$7,957	$3,314
Interest expense – Term Loan	9,793	5,218
Interest expense – mortgages and notes payable	40,385	70,176
Interest expense – Convertible Notes	24,509	24,509
Interest expense – Unsecured Senior Notes	13,351	4,932
Non-cash interest expense:
Amortization of deferred financing costs	8,416	7,785
Amortization of net losses related to interest rate swaps	—	93
Amortization of debt discount, net	8,983	2,663
Total interest expense	$113,394	$118,690
(1) Includes non-utilization fees of approximately $2.1 million and $2.0 million for the years ended December 31, 2017 and 2016, respectively.
Depreciation and amortization
Depreciation and amortization expense relates primarily to depreciation on the commercial buildings and improvements we own and to amortization of the related lease intangibles. During the year ended December 31, 2017, we acquired 38 properties with a real estate investment value of $270.4 million, while we sold 116 properties with a real estate investment value of $381.3 million. However, of the properties sold during the year ended December 31, 2017, we sold 44 properties with a real estate investment value of $130.2 million that were classified as held for sale. As properties held for sale are no longer depreciated, we were a net acquirer of depreciable property. Further, fewer properties were classified as held for sale this year than last year. The increase in depreciation and amortization was partially offset by impairment charges recorded in 2017 on properties that remain in our portfolio. The following table summarizes our depreciation and amortization expense:

	Years Ended December 31,
(In Thousands)	2017	2016
Depreciation of real estate assets	$140,557	$138,387
Other depreciation	563	475
Amortization of lease intangibles	32,566	34,174
Total depreciation and amortization	$173,686	$173,036
Impairment
Impairment charges for the year ended December 31, 2017 were $61.6 million. These charges included $12.6 million on properties held for sale, recorded primarily on 11 vacant held for sale properties. The remaining $49.0 million of impairment was recorded on properties held and used, including $34.5 million on 16 vacant properties held and used, $9.5 million on seven underperforming properties within the drug store/pharmacy and consumer electronics industries, and $4.2 million on an underperforming property within the general merchandise industry.
During the year ended December 31, 2016, we recorded impairment losses of $61.4 million. These charges included $13.9 million on properties held for sale, recorded primarily on five vacant held for sale properties. The remaining $47.5 million of impairment was recorded on properties held and used, including $24.1 million on 15 vacant properties held and used, $11.1 million on 11 underperforming properties within the restaurant-casual dining industry, and $5.9 million on two underperforming properties within the distribution industry.
Gain on debt extinguishment
During the year ended December 31, 2017, we extinguished $195.4 million of mortgage debt and recognized a gain on debt extinguishment of $0.6 million. The gain was primarily attributable to the partial extinguishment of one defaulted mortgage loan upon sale of one of the properties collateralizing the loan to a third party, offset by net losses from the prepayment and defeasance fees on mortgage debt related to 25 properties. During the same period in 2016, we extinguished $763.7 million of mortgage debt and recognized a gain on debt extinguishment of $1.6 million. The gain was primarily attributable to the extinguishment of three defaulted mortgage loans and the partial extinguishment of one defaulted mortgage loan upon sale of the properties collateralizing these loans to third parties, offset by net losses from the prepayment and defeasance fees on mortgage debt related to 343 properties.
Gain on disposition of assets
During the year ended December 31, 2017, we disposed of 116 properties and recorded gains totaling $42.7 million. Included in these amounts are an $8.7 million gain on the sales of two grocery properties, a $7.9 million gain on the sale of a distribution property, a $7.7 million gain on the sales of 11 drug store/pharmacy properties, a $7.6 million gain on the sale of five building materials properties, a $5.1 million gain on the sales of 17 restaurant - casual dining and quick service properties, and a $4.5 million gain on the sale of an apparel property. These gains and the net gains on the other 21 occupied properties sold were partially offset by a $6.7 million loss on the sales of 61 vacant properties during the year ended December 31, 2017.
During the year ended December 31, 2016, we disposed of 165 properties and recorded gains totaling $29.6 million from continuing operations. Included in these amounts are a $13.2 million gain for the sale of five grocery properties, a $5.9 million gain on the sale of 109 properties within the building materials industry, a $5.2 million gain on the sale of 19 properties within the restaurant-quick service industry and a $2.2 million gain on the sale of 15 drug store/pharmacy properties.
INCOME FROM DISCONTINUED OPERATIONS
The decrease in income from discontinued operations is a result of a decrease in revenues year-over-year of $12.9 million, an increase in expenses of $18.2 million, and a decrease in other income of $1.2 million.
The primary driver of the decrease in revenues was a 4.0% decrease in contractual rental revenues. During the year ended December 31, 2017, only one property was acquired in discontinued operations with a real estate investment value of $10.1 million, while 76 properties with a real estate investment value of $154.3 million were disposed. Of the disposals, 32 were income producing with a real estate investment value of $113.1 million. This net disposition activity resulted in the decrease in contractual rental revenue. Additionally, the mortgage loans secured by 66 properties were paid off in mid-2016, also reducing revenue year-over-year.
The increase in expenses was driven by an increase in recognized impairments of $13.9 million. Additionally, all $6.4 million of transaction costs associated with the Spin-Off incurred in 2017 were classified as discontinued operations in accordance with GAAP. The decrease in other income was the result of a $0.9 million increase in losses on debt extinguishment, primarily related to the $1.6 million pre-payment premium paid in conjunction with our voluntary pre-payment of the full outstanding balance of Master Trust 2014 Series 2014-1 Class A1 note of $43.1 million in November 2017.

Results of Operations
Comparison of the Years Ended December 31, 2016 and 2015
The following discussion includes the results of our operations as summarized in the table below:

	Years Ended December 31,
(In Thousands)	2016	2015	Change	% Change
Revenues:
Rentals	$408,116	$381,238	$26,878	7.1%
Interest income on loans receivable	3,399	3,647	(248)	(6.8)%
Earned income from direct financing leases	2,742	3,024	(282)	(9.3)%
Tenant reimbursement income	11,887	13,931	(2,044)	(14.7)%
Other income	9,196	866	8,330	NM
Total revenues	435,340	402,706	32,634	8.1%
Expenses:
General and administrative	50,607	45,663	4,944	10.8%
Restructuring charges	6,341	7,056	(715)	(10.1)%
Property costs (including reimbursable)	24,089	21,379	2,710	12.7%
Real estate acquisition costs	2,904	2,352	552	23.5%
Interest	118,690	139,183	(20,493)	(14.7)%
Depreciation and amortization	173,036	166,478	6,558	3.9%
Impairment	61,395	50,381	11,014	21.9%
Total expenses	437,062	432,492	4,570	1.1%
Loss from continuing operations before other income (expense) and income tax expense	(1,722)	(29,786)	28,064	94.2%
Other income (expense):
Gain (loss) on debt extinguishment	1,605	(2,375)	3,980	NM
Gain (loss) on disposition of assets	29,623	(61)	29,684	NM
Total other income (expense)	31,228	(2,436)	33,664	NM
Income (loss) from continuing operations before income tax expense	29,506	(32,222)	61,728	NM
Income tax expense	(868)	(479)	(389)	(81.2)%
Income (loss) from continuing operations	$28,638	$(32,701)	$61,339	NM

Income from discontinued operations	$68,808	$125,913	$(57,105)	(45.4)%
NM - Percentages over 100% are not displayed.
REVENUES
Rentals
For the year ended December 31, 2016, approximately 93.7% of our total revenues from continuing operations were generated from long-term leases of our owned properties. Our contractual rental revenues between periods increased by 6.1% as we were a net acquirer of income producing real estate during the year ended December 31, 2016. We acquired 259 properties with a real estate investment value of $643.0 million, included in continuing operations, during the year ended December 31, 2016. This increase was partially offset by the sale of 165 properties during the same period with a real estate investment value of $448.5 million, of which 158 were income producing properties with a real estate investment value of $423.7 million. As of December 31, 2016 and 2015, respectively, 28 and 20 of our properties in continuing operations were vacant and not generating rent, representing approximately 1.8% and 1.4% of our owned properties.

During the year ended December 31, 2016 and 2015, non-cash rentals were $26.4 million and $18.9 million, respectively, representing approximately 6.5% and 5.0%, respectively, of total rental revenue from continuing operations.
Tenant reimbursement income
We have a number of leases that require our tenants to reimburse us for certain property costs we incur. Tenant reimbursement income is driven by the tenant reimbursable property costs described below.
Other income
The year-over-year increase in other income is primarily due to $5.5 million in fee income associated with the prepayment of certain mortgage loans during the year ended December 31, 2016, and no comparable transaction for the year ended December 31, 2015. Additionally, there were $1.9 million in lease termination fees received from Haggen and one other property for the year ended December 31, 2016, compared to no lease termination fees for the year ended December 31, 2015.
EXPENSES
General and administrative
The year-over-year increase in general and administrative expenses is primarily due to a $4.0 million increase in professional fees and office expenses, $2.0 million of bad debt expense recorded in relation to 34 convenience store properties for which the rent has been determined to be uncollectible and a $1.7 million charge for the termination of our interest rate swaps. Higher professional fees and office expenses include legal, consulting and temporary services attributable to our relocation to Dallas, Texas. The increase was partially offset by a decrease in compensation and related benefits of $2.8 million primarily related to the forfeiture of previously recognized non-cash compensation following the departure of an executive officer in the current period.
Restructuring charges
During the quarter ended December 31, 2015, we made the strategic decision to relocate the Company's headquarters from Scottsdale, Arizona to Dallas, Texas. As a result, during the year ended December 31, 2015, the Company incurred $7.1 million of restructuring charges. Comprising the majority of this amount were estimated employee separation costs, which were based on the anticipated separation date of June 30, 2016 and recognized on the date the employee elected to separate in December 2015. Employee separation costs primarily consist of severance payments, retention bonuses and pro-rated 2016 annual bonuses. Costs associated with employees electing to relocate to Dallas were recognized as the liability was incurred. These costs include a transition bonus and reimbursements for certain relocation costs, including home sale costs, lease breakage penalties, moving costs and a miscellaneous allowance. Other restructuring charges, including placement fees and third-party consulting fees, were also recognized when incurred. As such, during the year ended December 31, 2016, we incurred $6.3 million in restructuring charges related to our relocation. Of this amount, $4.9 million related to professional fees, consulting services, employee severance costs, lease termination expense of our prior headquarters, while the balance was for employee relocation costs and other restructuring charges.
Property costs
For the year ended December 31, 2016, property costs were $24.1 million (including $14.7 million of tenant reimbursable expenses) compared to $21.4 million (including $16.1 million of tenant reimbursable expenses) for the year ended December 31, 2015. The non-reimbursable costs increased primarily as a result of a $3.3 million increase in non-reimbursable property taxes as a result of increased vacancies.
Interest
Year-over-year decrease in interest expense is primarily due to the extinguishment of $763.7 million of mortgage debt with a weighted average interest rate of 6.01% during the year ended December 31, 2016. This decrease was partially offset by an increase in interest from our Term Loan, which was entered into during November 2015, and the issuance of our Senior Unsecured Notes in August 2016.

The following table summarizes our interest expense on related borrowings from continuing operations:

	Years Ended December 31,
(In Thousands)	2016	2015
Interest expense – Revolving Credit Facilities (1)	$3,314	$2,528
Interest expense – Term Loan	5,218	888
Interest expense – mortgages and notes payable	70,176	105,148
Interest expense – Convertible Notes	24,509	24,509
Interest expense – Unsecured Senior Notes	4,932	—
Non-cash interest expense:
Amortization of deferred financing costs	7,785	6,671
Amortization of net losses related to interest rate swaps	93	108
Amortization of debt discount/(premium), net	2,663	(669)
Total interest expense	$118,690	$139,183
(1) Includes non-utilization fees of approximately $2.0 million and $1.6 million for the years ended December 31, 2016 and 2015, respectively.
Depreciation and amortization
Depreciation and amortization expense relates primarily to depreciation on the commercial buildings and improvements we own and to amortization of the related lease intangibles. During the year ended December 31, 2016, we acquired 259 properties with a real estate investment value of $643.0 million, while we sold 165 properties during the same period with a real estate investment value of $448.5 million. Included in the properties sold were 26 properties with a real estate investment value of $70.6 million that were classified as held for sale. While properties held for sale are no longer depreciated, we were still a net acquirer of depreciable property. The increase in depreciation and amortization was partially offset by impairment charges recorded in 2016 on properties that remain in our portfolio and a small increase in properties classified as held for sale held at year-end.
The following table summarizes our depreciation and amortization expense from continuing operations:

	Years Ended December 31,
(In Thousands)	2016	2015
Depreciation of real estate assets	$138,387	$129,854
Other depreciation	475	375
Amortization of lease intangibles	34,174	36,249
Total depreciation and amortization	$173,036	$166,478
Impairments
During the year ended December 31, 2016, we recorded impairment losses of $61.4 million. These charges included $13.9 million on properties held for sale, recorded primarily on five vacant held for sale properties. The remaining $47.5 million of impairment was recorded on properties held and used, including $24.1 million on 15 vacant properties held and used, $11.1 million on 11 underperforming properties within the restaurant-casual dining industry, and $5.9 million on two underperforming properties within the distribution industry.
During the year ended December 31, 2015, we recorded impairment losses of $50.4 million. These charges included $4.4 million on five properties held for sale. The remaining $46.0 million was recorded on properties held and used, including 13 vacant properties and 4 properties with underperforming tenants.
Gain (loss) on debt extinguishment
During the year ended December 31, 2016, we extinguished $763.7 million of mortgage debt and recognized a gain on debt extinguishment of $1.6 million. The gain was primarily attributable to the extinguishment of three defaulted mortgage loans and the partial extinguishment of one defaulted mortgage loan upon sale of the properties collateralizing these loans to third parties, offset by net losses from the prepayment and defeasance fees on mortgage debt related to 343 properties. During the same period in 2015, we extinguished $502.5 million in high interest rate CMBS debt related to 293 properties with a weighted average interest rate of 5.76%, incurring a loss on extinguishment due to prepayment penalties.
Gain (loss) on disposition of assets
During the year ended December 31, 2016, we disposed of 165 properties and recorded gains totaling $29.6 million from continuing operations. Included in these amounts are a $13.2 million gain for the sale of five grocery properties, a $5.9 million gain on the sale of 109 properties within the building materials industry, a $5.2 million gain on the sale of 19 properties within the restaurant-quick service industry and a $2.2 million gain on the sale of 15 drug store/pharmacy properties. During 2015, we disposed of 46 properties and recorded a de minimus loss.
INCOME FROM DISCONTINUED OPERATIONS
The decrease in income from discontinued operations is a result of a decrease in revenues year-over-year of $14.5 million and a decrease in other income of $46.9 million, partially offset by a decrease in expenses of $4.2 million.
The primary driver of the decrease in revenues was a 6.1% decrease in contractual rental revenues. During the year ended December 31, 2016, only ten properties were acquired in discontinued operations with a real estate investment value of $41.5 million, while 48 properties with a real estate investment value of $152.3 million were disposed. Of the disposals, 36 were income producing with a real estate investment value of $131.4 million. This net disposer activity resulted in the decrease in contractual rental revenue.
The decrease in expenses was driven by a decrease in interest recognized of $5.8 million as the result of the extinguishment of $119.3 million of CMBS debt with a weighted average interest rate of 6.0% and a decrease in depreciation and amortization expense of $4.9 million as a result of being a net disposer year-over-year. This was partially offset by an increase in impairments recognized of $6.5 million. The decrease in other income was the result of a $46.3 million decrease in gains on dispositions of assets year-over-year.
Liquidity and Capital Resources
Short-term Liquidity and Capital Resources
On a short-term basis, our principal demands for funds will be for operating expenses, including financing of acquisitions, distributions to stockholders and interest and principal on current and any future debt financings. We expect to fund our operating expenses and other short-term liquidity requirements, capital expenditures, payment of principal and interest on our outstanding indebtedness, property improvements, re-leasing costs and cash distributions to common and preferred stockholders, primarily through cash provided by operating activities and borrowings under the Revolving Credit Facility and Term Loan. Our Revolving Credit Facility and Term Loan increase our capacity to fund acquisitions, while continuing to meet our short-term working capital requirements. As of December 31, 2017, $688.0 million of borrowing capacity was available under the Revolving Credit Facility and $420.0 million was available under the Term Loan.
In November, 2016, the Board of Directors approved a new $500.0 million ATM Program and the Company terminated its existing program. As of December 31, 2017, no shares had been sold under the new ATM Program.
In February 2016, the Company's Board of Directors approved a stock repurchase program, which authorizes the Company to repurchase up to $200.0 million of its common stock. During the year ended December 31, 2017, 26,337,295 shares of the Company's outstanding common stock were repurchased in open market transactions under this stock repurchase program, at a weighted average price of $7.59 per share, equivalent to the full $200.0 million authorized. Fees associated with the share repurchase of $0.5 million are included in retained earnings.
In August, 2017, our Board of Directors approved a new stock repurchase program, which authorizes us to purchase up to $250.0 million of our common stock in the open market or through private transactions from time to time over the next 18 months. Purchase activity will be dependent on various factors, including our capital position, operating results, funds generated by asset sales, dividends that may be required by those sales, and investment options that may be available, including acquiring new properties or retiring debt. The stock repurchase program does not obligate us to repurchase any specific number of shares and may be suspended at any time at our discretion. We intend to fund any repurchases with the net proceeds from asset sales, cash flows from operations, existing cash on the balance sheet and other sources. As of December 31, 2017, the Company had repurchased 9,502,670 shares of its outstanding common stock under this new stock repurchase program.

In October, 2017, the Company completed an underwritten public offering of 6,900,000 shares of 6.00% Series A Cumulative Redeemable Preferred Stock, including 900,000 shares sold pursuant to the underwriter's option to purchase additional shares. Gross proceeds raised were approximately $172.5 million; net proceeds were approximately $166.2 million after deducting underwriter discounts and offering costs paid by the Company. The net proceeds from the offering were initially used to reduce outstanding debt and for general operating purposes of the Company.
Long-term Liquidity and Capital Resources
We plan to meet our long-term capital needs, including long-term financing of property acquisitions, by issuing registered debt or equity securities, obtaining asset level financing and occasionally by issuing fixed rate secured or unsecured notes and bonds. We may continue to issue common stock when we believe that our share price is at a level that allows for the proceeds of any offering to be accretively invested into additional properties. In addition, we may issue common stock to permanently finance properties that were financed by our Revolving Credit Facility, Term Loan or other indebtedness. In the future, some of our property acquisitions could be made by issuing partnership interests of our Operating Partnership in exchange for property owned by third parties. These partnership interests would be exchangeable for cash or, at our election, shares of our common stock.
We continually evaluate alternative financing and believe that we can obtain financing on reasonable terms. However, we cannot assure you that we will have access to the capital markets at times and on terms that are acceptable to us. We expect that our primary uses of capital will be for property and other asset acquisitions and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions to our stockholders.
Description of Certain Debt
Spirit Master Funding Program
The Spirit Master Funding Program is an asset-backed securitization platform in which we raise capital through the issuance of non-recourse net lease mortgage notes collateralized by commercial real estate, net leases and mortgage loans. The Spirit Master Funding Program allows us to issue notes that are secured by the assets of the special purpose entity note issuers that are pledged to the indenture trustee for the benefit of the noteholders and managed by the Operating Partnership as property manager. These Collateral Pools consist primarily of commercial real estate properties, the issuers’ rights in the leases of such properties and commercial mortgage loans secured by commercial real estate properties. In general, monthly rental and mortgage receipts with respect to the leases and mortgage loans are deposited with the indenture trustee who will first utilize these funds to satisfy the debt service requirements on the notes and any fees and costs associated with the administration of the Spirit Master Funding Program including property and asset management fees payable to the Company. The remaining funds are remitted to the issuers monthly on the note payment date.
In addition, upon satisfaction of certain conditions, the issuers may, from time to time, sell or exchange real estate properties or mortgage loans from the Collateral Pools. Proceeds from the sale of assets within the Collateral Pools are held on deposit by the indenture trustee until a qualifying substitution is made or the amounts are distributed as an early repayment of principal. At December 31, 2017, $85.7 million was held on deposit and classified as restricted cash within deferred costs and other assets, net in our consolidated balance sheet.
The Spirit Master Funding Program consists of two separate securitization trusts that have one or multiple bankruptcy-remote, special purpose entities as issuers of the Master Trust 2013 and Master Trust 2014 notes. Each issuer is an indirect wholly-owned subsidiary of ours. All outstanding series of Master Trust Notes were rated A+ by S&P as of December 31, 2017.
Master Trust 2013
In December 2013, an indirect wholly-owned subsidiary of ours issued $330.0 million aggregate principal amount of net-lease mortgage notes comprised of $125.0 million of 3.89% interest-only notes expected to be repaid in December 2018 and $205.0 million of 5.27% amortizing notes expected to be repaid in December 2023.
Master Trust 2014
In May 2014, we completed our Exchange Offer to exchange the outstanding principal balance of three series of existing net-lease mortgage notes for three series of newly issued Master Trust 2014 notes. The terms of the new notes remain generally similar to the old notes including the interest rate and anticipated final repayment dates; however, the new notes generally amortize more slowly than the old notes and have a legal final payment date that is 17 years later than the old notes (although the anticipated repayment date remains the same). The revisions to Master Trust 2014, in connection with the issuance of the new notes, generally provide the Operating Partnership more administrative flexibility as property manager and special servicer.
In November 2014, the existing issuers under Master Trust 2014 and two additional indirect wholly-owned subsidiaries of ours, collectively as co-issuers, completed the issuance of $510.0 million aggregate principal amount of net-lease mortgage notes comprised of $150.0 million of 3.50% interest-only notes expected to be repaid in January 2020 and $360.0 million of 4.63% amortizing notes (interest-only through November 2017) expected to be repaid in January 2030.
At the time of issuance, the Class A notes represented approximately 70% of the collateral appraised value and are currently rated A+ by S&P. The Class B notes are subordinate to the Class A notes as to principal repayment, represent approximately 5% of the collateral value, and are currently rated BBB by S&P.
In December 2017, the existing issuers under Master Trust 2014, collectively as co-issuers, completed the issuance of $674.4 million aggregate principal amount of net-lease mortgage notes comprised of $542.4 million of 4.36%, Class A, amortizing notes and $132.0 million of 6.35%, Class B, interest-only notes, each class of Notes have an anticipated repayment date in December 2022 and a legal final payment date in December 2047. (Refer to Note 17. Subsequent Events, regarding repricing of the Class B Notes). The Operating Partnership retained $27.1 million in aggregate principal amount of Class A Notes and $6.6 million in aggregate principal amount of Class B Notes to satisfy its regulatory risk retention obligations. In conjunction with the issuance, the Company pre-paid Series 2014-1 Class A1 of the 2014 notes.
Master Trust 2014 (including the properties collateralizing the notes) was included in the assets and liabilities transferred to SMTA in conjunction with the Spin-Off completed in May 2018. As such, Master Trust 2014 has been included in assets related to SMTA Spin-Off and liabilities related to SMTA Spin-Off on the accompanying balance sheets as of December 31, 2017 and 2016 as required by the retrospective application of discontinued operations.
The Master Trust Notes are summarized below:

	Stated Rates (1)	Remaining Term	December 31, 2017	December 31, 2016
		(in Years)	(in Thousands)
Series 2014-1 Class A1	—%	0.0	$—	$53,919
Series 2014-1 Class A2	5.4%	2.5	252,437	253,300
Series 2014-2	5.8%	3.2	222,683	226,283
Series 2014-3	5.7%	4.2	311,336	311,820
Series 2014-4 Class A1	3.5%	2.1	150,000	150,000
Series 2017-1 Class A (2)	4.4%	5.0	515,280	—
Series 2017-1 Class B (2)	6.4%	5.0	125,400	—
Series 2014-4 Class A2	4.6%	12.1	358,664	360,000
Total Master Trust 2014 notes (3)	5.0%	5.4	1,935,800	1,355,322
Series 2013-1 Class A	3.9%	1.0	125,000	125,000
Series 2013-2 Class A	5.3%	6.0	187,704	192,384
Total Master Trust 2013 notes	4.7%	4.0	312,704	317,384
Total Master Trust Notes (3)			2,248,504	1,672,706
Debt discount, net (3)			(36,188)	(18,787)
Deferred financing costs, net (3)			(24,010)	(16,376)
Total Master Trust Notes, net (3)			$2,188,306	$1,637,543
(1) Represents the individual series stated interest rate as of December 31, 2017 and the weighted average stated rate of the total Master Trust Notes, based on the collective series outstanding principal balances as of December 31, 2017.
(2) The Operating Partnership acquired $27.1 million in aggregate principal amount of Class A Notes and $6.6 million in aggregate principal amount of Class B Notes, which eliminate in consolidation, to satisfy its regulatory risk retention obligations.
(3) Master Trust 2014 notes and their associated debt discount, net and deferred financing costs, net are included within liabilities related to SMTA Spin-Off in the accompanying balance sheets as of December 31, 2017 and 2016 as they are accounted for as discontinued operations.

As of December 31, 2017, the Master Trust 2014 notes were secured by 815 owned and financed properties issued by 5 indirect wholly-owned subsidiaries of the Corporation. The notes issued under Master Trust 2014 are cross-collateralized by the assets of all issuers within this trust. As of December 31, 2017, the Master Trust 2013 notes were secured by 296 owned and financed properties issued by a single indirect wholly-owned subsidiary of the Corporation.
Convertible Notes
The Convertible Notes are comprised of two series of notes with an aggregate principal amount of $747.5 million at both December 31, 2017 and December 31, 2016. Interest on the Convertible Notes is payable semiannually in arrears on May 15 and November 15 of each year. The 2019 Notes, aggregate principal amount $402.5 million, accrue interest at 2.875% and are scheduled to mature on May 15, 2019. The 2021 Notes, aggregate principal amount $345.0 million, accrue interest at 3.75% and are scheduled to mature on May 15, 2021. As of December 31, 2017, the carrying amount of the Convertible Notes was $715.9 million, which is net of discounts (for the value of the embedded conversion feature) and unamortized deferred financing costs.
Holders may convert notes of either series prior to November 15, 2018, in the case of the 2019 Notes, or November 15, 2020, in the case of the 2021 Notes, only under the following circumstances: (1) if the closing price of our common stock for each of at least 20 trading days (whether or not consecutive) during the last 30 consecutive trading days in the quarter is greater than or equal to 130% of the conversion price for the Convertible Notes; (2) during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last closing price of our common stock and the conversion rate for the Convertible Notes; (3) if we call any or all of the Convertible Notes for redemption prior to the redemption date; or (4) upon the occurrence of specified corporate events as described in the Convertible Notes prospectus supplement. On or after November 15, 2018, in the case of the 2019 Notes, or November 15, 2020, in the case of the 2021 Notes, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Convertible Notes, holders may convert the Convertible Notes of the applicable series at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver cash, shares of common stock or a combination of cash and shares of common stock, at our election.
The initial conversion rate for the Convertible Notes is 76.3636 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock). The conversion rate for each series of the Convertible Notes is subject to adjustment for some events, including dividends paid in excess of threshold amounts stipulated in the agreement, but will not be adjusted for any accrued and unpaid interest. As of December 31, 2017, the conversion rate was 77.3144 per $1,000 principal note. If we undergo a fundamental change (as defined in the Convertible Notes supplemental indentures), holders may require us to repurchase all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.
Revolving Credit Facility
On March 31, 2015, the Company entered into the Credit Agreement, among the Operating Partnership as borrower and the Company as guarantor, that established a new $600.0 million unsecured credit facility and terminated its secured $400.0 million 2013 Credit Facility. The Revolving Credit Facility matures on March 31, 2019 (extendible at the Operating Partnership's option to March 31, 2020, subject to satisfaction of certain requirements) and includes an accordion feature to increase the committed facility size up to $1.0 billion, subject to satisfying certain requirements and obtaining additional lender commitments. On April 27, 2016, the Company expanded the borrowing capacity under the Revolving Credit Facility from $600.0 million to $800.0 million by partially exercising the accordion feature under the terms of the Credit Agreement. The Revolving Credit Facility also includes a 50.0 million sub-limit for swing-line loans and up to $60.0 million available for issuance of letters of credit. Swing-line loans and letters of credit reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. On November 3, 2015, the Company entered into a first amendment to the Credit Agreement. The amendment conforms certain of the terms and covenants to those in the Term Loan Agreement, including limiting the requirement of subsidiary guaranties to material subsidiaries (as defined in the Credit Agreement) meeting certain conditions. At December 31, 2017, there were no subsidiaries meeting this requirement.
The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 0.875% to 1.55% per annum or a specified base rate plus 0.0% to 0.55% and requires a facility fee in an amount equal to the aggregate revolving credit commitments (whether or not utilized) multiplied by a rate equal to 0.125% to 0.30% per annum, in each case depending on the Corporation's credit rating. As of December 31, 2017, the Revolving Credit Facility bore interest at LIBOR plus 1.25% based on the Company's credit rating and incurred a facility fee of 0.25% per annum.

The Operating Partnership may voluntarily prepay the Revolving Credit Facility, in whole or in part, at any time, without premium or penalty, but subject to applicable LIBOR breakage fees, if any. Payment of the Revolving Credit Facility is unconditionally guaranteed by the Corporation and material subsidiaries that meet certain conditions (as defined in the Credit Agreement). As of December 31, 2017, there were no subsidiaries that met this requirement.
As of December 31, 2017, $112.0 million in borrowings were outstanding and $688.0 million of borrowing capacity was available under the Revolving Credit Facility. Amounts available for borrowing under the Revolving Credit Facility remain subject to compliance with certain customary restrictive covenants including:

•
Maximum leverage ratio (defined as consolidated total indebtedness plus the Corporation’s pro rata share of indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents, to total asset value) of 0.60:1.00, which may be increased to 0.65:1.00 for four consecutive quarters after certain material acquisitions;

•	Minimum fixed charge coverage ratio (defined as EBITDA plus the Corporation’s pro rata share of EBITDA of unconsolidated affiliates, to fixed charges) of 1.50:1.00;

•
Maximum secured indebtedness leverage ratio (defined as consolidated secured indebtedness plus the Corporation’s pro rata share of secured indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents, to total asset value) of 0.50:1:00;

•	Minimum unsecured interest coverage ratio (defined as consolidated net operating income from unencumbered properties, to unsecured interest expense) of 1.75:1.00;

•
Maximum unencumbered leverage ratio (defined as consolidated unsecured indebtedness plus the Corporation’s pro rata share of unsecured indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents, to total unencumbered asset value) of 0.60:1:00, which may be increased to 0.65:1.00 for four consecutive quarters after certain material acquisitions; and

•	Minimum tangible net worth of at least $3.01 billion plus 75% of the net proceeds of equity issuances by the Corporation or the Operating Partnership after December 31, 2014.
In addition to these covenants, the Credit Agreement also includes other customary affirmative and negative covenants, such as (i) limitation on liens and negative pledges; (ii) transactions with affiliates; (iii) limitation on mergers, consolidations and sales of all or substantially all assets; (iv) maintenance of status as a REIT and listing on any national securities exchange; and (v) material modifications to organizational documents.
As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these covenants.
Term Loan
On November 3, 2015, we entered into a Term Loan Agreement among the Operating Partnership as borrower, the Corporation as guarantor and the lenders that are parties thereto. The Term Loan Agreement provides for a $325.0 million senior unsecured term facility that has an initial maturity date of November 2, 2018, which may be extended at our option pursuant to two one-year extension options, subject to the satisfaction of certain conditions and payment of an extension fee. In addition, an accordion feature allows the facility to be increased to up to $600.0 million, subject to obtaining additional lender commitments. In December 2015, upon obtaining additional lender commitments, we increased the term facility from $325.0 million to $370.0 million. On December 19, 2016, we increased the term facility from $370.0 million to $420.0 million.
The Term Loan Agreement provides that borrowings bear interest at either LIBOR plus 1.35% to 1.80% per annum or a specified base rate plus 0.35% to 0.80% per annum, at the Operating Partnership's election. In each case, the applicable margin is determined based upon the Corporation’s leverage ratio. If the Corporation obtains at least two credit ratings on its senior unsecured long-term indebtedness of BBB- from S&P or Fitch, Inc. or Baa3 from Moody's, the Operating Partnership may make an irrevocable election to have the margin based upon the Corporation's credit ratings. In April 2016, the Corporation received a first time rating of BBB- from Fitch and was upgraded to a BBB- corporate issuer rating by S&P. As a result, the Operating Partnership elected to change the interest rate grid from leverage based pricing to credit rating based pricing in the second quarter of 2016. Under credit rating based pricing, borrowings will bear interest at either LIBOR plus 0.90% to 1.75% per annum or a specified base rate plus 0.0% to 0.75% per annum, in each case depending on the Corporation’s credit ratings. As of December 31, 2017, the Term Loan bore interest at LIBOR plus 1.35% based on our credit rating.
The Operating Partnership may voluntarily prepay the Term Loan, in whole or in part, at any time, without premium or penalty, but subject to applicable LIBOR breakage fees. Amounts prepaid may be subsequently re-borrowed within 30 days. Payment of the Term Loan is unconditionally guaranteed by the Corporation and, under certain circumstances, by one or more material subsidiaries (as defined in the Term Loan Agreement) of the Corporation. The obligations of the Operating Partnership and any guarantor under the Term Loan are full recourse to the Corporation and each guarantor.
As of December 31, 2017, the Term Loan provided $420.0 million of borrowing capacity. Amounts available for borrowing under the Term Loan remain subject to compliance with certain customary restrictive covenants including:

•
Maximum leverage ratio (defined as consolidated total indebtedness plus the Corporation’s pro rata share of indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents, to total asset value) of 0.60:1.00, which may be increased to 0.65:1.00 for four consecutive quarters after certain material acquisitions;

•	Minimum fixed charge coverage ratio (defined as consolidated EBITDA plus the Corporation’s pro rata share of EBITDA of unconsolidated affiliates to fixed charges) of 1.50:1.00;

•
Maximum secured indebtedness leverage ratio (defined as consolidated secured indebtedness plus the Corporation’s pro rata share of secured indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents to total asset value) of 0.50:1:00;

•	Minimum unsecured interest coverage ratio (defined as consolidated net operating income from unencumbered properties to unsecured interest expense) of 1.75:1.00;

•
Maximum unencumbered leverage ratio (defined as consolidated unsecured indebtedness plus the Corporation’s pro rata share of unsecured indebtedness of unconsolidated affiliates, net of certain cash and cash equivalents, to total unencumbered asset value) of 0.60:1:00, which may be increased to 0.65:1.00 for four consecutive quarters after certain material acquisitions; and

•	Minimum tangible net worth of at least $3.01 billion plus 75% of the net proceeds of equity issuances by the Corporation or the Operating Partnership after December 31, 2014.
In addition, the Term Loan Agreement includes other customary affirmative and negative covenants, including (i) limitation on liens and negative pledges; (ii) transactions with affiliates; (iii) limitation on mergers, consolidations and sales of all or substantially all assets; (iv) maintenance of status as a REIT and listing on a national securities exchange; and (v) material modifications to organizational documents. The ability to borrow under the Term Loan Agreement is subject to continued compliance with all of the covenants described above.
As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these financial covenants.
Senior Unsecured Notes
On August 18, 2016, the Operating Partnership completed a private placement of $300.0 million aggregate principal amount senior notes through a Rule 144A offering with registration rights, which are guaranteed by the Corporation. The Senior Unsecured Notes were issued at 99.378% of their principal amount, resulting in net proceeds of $296.2 million after deducting transaction fees and expenses. The Senior Unsecured Notes accrue interest at a rate of 4.450% per year, payable on March 15 and September 15 of each year, until the maturity date of September 15, 2026. The Company filed a registration statement with the SEC to exchange the private Senior Unsecured Notes for registered Senior Unsecured Notes with substantially identical terms, which became effective April 14, 2017. All $300.0 million aggregate principal amount of private Senior Unsecured Notes were tendered in the exchange for registered Senior Unsecured Notes.
The Senior Unsecured Notes are redeemable in whole at any time or in part from time to time, at the Operating Partnership’s option, at a redemption price equal to the sum of: an amount equal to 100% of the principal amount of the Senior Unsecured Notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the redemption date; and a make-whole premium calculated in accordance with the indenture. Notwithstanding the foregoing, if any of the Senior Unsecured Notes are redeemed on or after June 15, 2026 (three months prior to the maturity date of the Senior Unsecured Notes), the redemption price will not include a make-whole premium.
In connection with the issuance of the Senior Unsecured Notes, the Corporation and Operating Partnership remain subject to compliance with certain customary restrictive covenants including:

•
Maximum leverage ratio (defined as consolidated total indebtedness, to total consolidated undepreciated real estate assets plus the Company’s other assets, excluding accounts receivable and non-real estate intangibles) of 0.60:1.00;

•
Minimum unencumbered asset coverage ratio (defined as total consolidated undepreciated real estate assets plus the Company’s other assets, excluding accounts receivable and non-real estate intangibles, to consolidated total unsecured indebtedness) of 1.50:1:00;

•
Maximum secured indebtedness leverage ratio (defined as consolidated total secured indebtedness, to total consolidated undepreciated real estate assets plus the Company’s other assets, excluding accounts receivable and non-real estate intangibles) of 0.40:1.00; and

•	Minimum fixed charge coverage ratio (defined as consolidated income available for debt service, to the annual service charge) of 1.50:1.0.
In addition, the Senior Unsecured Notes Agreement includes other customary affirmative and negative covenants, including (i) maintenance of status as a REIT; (ii) payment of all taxes, assessments and governmental charges levied on the REIT; (iii) reporting on financial information; and (iv) maintenance of properties and property insurance.
As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these financial covenants.
CMBS
We may use long-term, fixed-rate debt to finance our properties. In such events, we generally seek to use asset level financing that bears annual interest less than the annual rent on the related lease(s) and that matures prior to the expiration of such lease(s). In general, the obligor of our asset level debt is a special purpose entity that holds the real estate and other collateral securing the indebtedness. Each special purpose entity is a bankruptcy remote separate legal entity, and is the sole owner of its assets and solely responsible for its liabilities other than typical non-recurring covenants.
As of December 31, 2017, we had 12 loans with approximately $332.6 million of outstanding principal balances under our fixed rate CMBS loans, with a weighted average contractual interest rate of 5.81% and a weighted average maturity of 4.6 years. Approximately one-third of this debt is partially amortizing and requires a balloon payment at maturity. These balances include six separate fixed-rate CMBS loans that are in default due to the underperformance of the eight properties that secure them. As of December 31, 2017, the aggregate principal balance under the defaulted CMBS loans was $64.3 million, including $13.2 million of default interest added to principal, and is discussed further below. Excluding these six loans, the outstanding principal obligations under our CMBS fixed-rate loans as of December 31, 2017 was $268.3 million.
The table below shows the outstanding principal obligations, including amortization, of these CMBS fixed rate loans as of December 31, 2017 and the year in which the loans mature (dollars in thousands). The information displayed in the table excludes amounts and interest rates related to the defaulted loans and the eight properties securing them.

Year of Maturity	Number of Loans	Number of Properties	Stated Interest Rate Range	Weighted Average Stated Rate	Scheduled Principal	Balloon	Total

2018	—	—	—	—%	$3,692	$—	$3,692
2019	—	—	—	—	3,905	—	3,905
2020	—	—	—	—	4,100	—	4,100
2021	—	—	—	—	4,365	—	4,365
2022	1	12	4.67%	4.67	4,617	42,400	47,017
Thereafter	5	88	5.23%-6.00%	5.48	7,276	197,980	205,256
Total	6	100		5.35%	$27,955	$240,380	$268,335
CMBS Liquidity Matters
As of December 31, 2017, we are in default on six separate CMBS loans due to the underperformance of the properties securing these loans. The wholly-owned special purpose entities subject to these mortgage loans are separate legal entities and the sole owner of their assets and responsible for their liabilities. The aggregate outstanding principal balance of these loans, including capitalized interest, totaled $64.3 million. We believe the value of these properties is less than the related debt. As a result, we have notified the lenders of each special purpose entity that we anticipate either surrendering these properties to the lenders or selling them in certain instances in exchange for relieving the indebtedness, including any accrued interest and accrued or unpaid property expenses, encumbering them.
The following table provides key elements of the defaulted mortgage loans (dollars in thousands):

Industry	Properties	Net Book Value	Monthly Base Rent	Pre-Default Outstanding Principal	Capitalized Interest (1)	Total Debt Outstanding	Restricted Cash (2)	Stated Rate	Default Rate	Accrued Interest (1)

Manufacturing	2	$3,618	$16	$5,460	$11,354	$16,814	$—	5.85%	9.85%	$143
Sporting Goods	1	3,070	—	6,321	429	6,750	453	5.62	10.62	80
Consumer Electronics	1	3,021	—	8,592	592	9,184	286	5.87	9.87	62
Multi-Tenant Retail	1	12,580	95	17,250	398	17,648	575	5.53	7.53	78
Sporting Goods	2	3,457	—	9,625	310	9,935	—	4.39	9.39	78
Sporting Goods	1	2,010	—	3,853	128	3,981	169	4.65	9.65	33
	8	$27,756	$111	$51,101	$13,211	$64,312	$1,483	5.44%	9.21%	$474
(1) Interest capitalized to principal that remains unpaid.
(2) Represents restricted cash controlled by the lender that may be applied to reduce the outstanding principal balance.
Debt Maturities
Future principal payments due on our various types of debt outstanding as of December 31, 2017 (in thousands):

	Total	2018	2019	2020	2021	2022	Thereafter

Revolving Credit Facility	112,000	—	112,000	—	—	—	—
Master Trust Notes	2,248,504	163,185	40,230	410,713	237,790	969,020	427,566
CMBS - fixed-rate (1)	332,647	68,004	3,905	4,100	4,365	47,017	205,256
Convertible Notes	747,500	—	402,500	—	345,000	—	—
Unsecured Senior Notes	300,000	—	—	—	—	—	300,000
	$3,740,651	$231,189	$558,635	$414,813	$587,155	$1,016,037	$932,822
(1) The CMBS - fixed-rate payment balance in 2018 includes $64.3 million, including $13.2 million of capitalized interest, for the acceleration of principal payable following an event of default under 6 separate CMBS loans with stated maturities in 2018.

Contractual Obligations
The following table provides information with respect to our commitments as well as potential acquisitions under contract as of December 31, 2017, the table does not reflect available debt extensions (in thousands):

	Payment due by period
					More than
		Less than 1	1-3 years	3-5 years	5 years
Contractual Obligations	Total	Year (2018)	(2019-2020)	(2021-2022)	(after 2022)

Debt - Principal	$3,740,651	$231,189	$973,448	$1,603,192	$932,822
Debt - Interest (1) (3)	795,950	170,252	288,219	192,452	145,027
Acquisitions Under Contract (2)	29,281	29,281	—	—	—
Capital Improvements	34,128	30,203	2,525	1,400	—
Operating Lease Obligations	43,842	3,157	6,356	6,312	28,017
Total	$4,643,852	$464,082	$1,270,548	$1,803,356	$1,105,866
(1) Excludes interest on defaulted mortgage loans.
(2) Contracts contain standard cancellation clauses contingent on results of due diligence.
(3) Debt - Interest has been calculated based on outstanding balances as of December 31, 2017 through their respective maturity dates and excludes unamortized non-cash deferred financing costs of $39.6 million, unamortized debt discount of $61.4 million and any interest due on defaulted mortgage loans, including $0.5 million accrued as of December 31, 2017.
Distribution Policy
Distributions from our current or accumulated earnings are generally classified as ordinary income, whereas distributions in excess of our current and accumulated earnings, to the extent of a stockholder’s federal income tax basis in our common stock, are generally classified as a return of capital. Under the 2017 Tax Legislation, U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., dividends not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026. Distributions in excess of a stockholder’s federal income tax basis in our common stock are generally characterized as capital gain.
We are required to distribute 90% of our taxable income (subject to certain adjustments and excluding net capital gain) on an annual basis to maintain qualification as a REIT for federal income tax purposes and are required to pay federal income tax at regular corporate rates to the extent we distribute less than 100% of our taxable income (including capital gains).
We intend to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay corporate-level federal income and excise taxes.
Any distributions will be at the sole discretion of our Board of Directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our Board of Directors deems relevant.

Cash Flows
Comparison of Years Ended December 31, 2017 and 2016
The following table presents a summary of our cash flows for the years ended December 31, 2017 and 2016 (in thousands):

	Years Ended
	December 31,
	2017	2016	Change
Net cash provided by operating activities	$393,982	$387,628	$6,354
Net cash provided by (used in) investing activities	154,236	(154,800)	309,036
Net cash used in financing activities	(470,409)	(295,365)	(175,044)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$77,809	$(62,537)	$140,346
As of December 31, 2017, we had $114.7 million of cash, cash equivalents, and restricted cash as compared to $36.9 million as of December 31, 2016.
Operating Activities
Our cash flows from operating activities are primarily dependent upon the occupancy level of our portfolio, the rental rates specified in our leases, the collectability of rent and the level of our operating expenses and other general and administrative costs.
The increase in net cash provided by operating activities was primarily attributable to a decrease in cash paid for interest of $18.5 million related to the lower level of outstanding mortgage debt and reduced restructuring charge payments of $11.3 million as restructuring activities were finalized in 2016, offset by a decrease in cash revenue of $19.1 million and increases in property costs of $5.8 million related to reimbursable and non-reimbursable property taxes, and general and administrative costs of $3.6 million.
The decrease in revenue was primarily attributable to the disposition of 192 properties, representing a gross investment in real estate during the year ended December 31, 2017 of $510.9 million, partially offset by the acquisition of 39 properties, during the same period, with a real estate investment value totaling $323.0 million.
Investing Activities
Cash used in investing activities is generally used to fund property acquisitions, for investments in loans receivable and, to a limited extent, for capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets.
Net cash provided by investing activities during 2017 included cash proceeds of $472.5 million from the disposition of 192 properties, offset by $279.9 million to fund the acquisition of 39 properties and capitalized real estate expenditures of $46.1 million. Net cash provided by investing activities also included collections of principal on loans receivable and real estate assets under direct financing leases totaling $12.8 million and the investment in notes receivable of $5.0 million.
During the same period in 2016, net cash used in investing activities included $655.8 million to fund the acquisition of 269 properties and capitalized real estate expenditures of $27.1 million partially offset by cash proceeds of $524.8 million from the disposition of 213 properties. Net cash used in investing activities also included collections of principal on loans receivable and real estate assets under direct financing leases totaling $8.4 million.
Financing Activities
Generally, our net cash used in financing activities is impacted by our common and preferred stock offerings and activity, including repurchases of our common stock under our Stock Repurchase Program, borrowings under our Revolving Credit Facilities and Term Loan, and issuances of net-lease mortgage notes under our Spirit Master Funding Program.

Net cash used in financing activities during 2017 was primarily attributable to the repayment of the $420.0 million Term Loan, the payment of dividends to common and preferred equity owners of $341.7 million, the repurchase of 35,839,965 shares of the Company's outstanding common stock for $286.6 million and repayments of $221.3 million in mortgages and notes payable, offset by the issuance of 6.9 million shares of Class A Preferred Stock for net proceeds of $166.2 million, and debt issuances under our Spirit Master Funding Program of $618.6 million.
Net cash used in financing activities during 2016 was primarily attributable to the repayment of our indebtedness of $863.8 million and the payment of dividends to equity owners of $323.6 million, both of which were primarily funded from our operating cash flows, net borrowings under our Revolving Credit Facility and Term Loan of $86.0 million and $95.0 million, respectively, net proceeds of $298.1 million from the issuance of $300.0 million aggregate principal Senior Unsecured Notes and the sale of an aggregate 40.8 million shares of our common stock in an underwritten public offering and under our ATM Program, generating net proceeds of $368.9 million and $77.7 million, respectively.
Comparison of Years Ended December 31, 2016 and 2015
The following table presents a summary of our cash flows for the years ended December 31, 2016 and 2015 (in thousands):

	Years Ended
	December 31,
	2016	2015	Change
Net cash provided by operating activities	$387,628	$379,488	$8,140
Net cash used in investing activities	(154,800)	(386,804)	232,004
Net cash used in financing activities	(295,365)	(169,774)	(125,591)
Net decrease in cash, cash equivalents, and restricted cash	$(62,537)	$(177,090)	$114,553
As of December 31, 2016, we had $36.9 million of cash, cash equivalents, and restricted cash as compared to $99.4 million as of December 31, 2015.
Operating Activities
Our cash flows from operating activities are primarily dependent upon the occupancy level of our portfolio, the rental rates specified in our leases, the collectability of rent and the level of our operating expenses and other general and administrative costs.
The increase in net cash provided by operating activities was primarily attributable to an increase in cash revenue of $12.9 million and a decrease in cash paid for interest of $24.0 million, partially offset by increases in restructuring charge payments of $10.2 million, general and administrative costs of $6.9 million, payments to terminate interest rate swap agreements of $1.7 million and net changes in operating assets and liabilities of $7.2 million.
The increase in revenue was primarily attributable to the acquisition of 269 properties, representing a gross investment in real estate during the year ended December 31, 2016 totaling $704.9 million partially offset by the disposition of 213 properties during the same period with a real estate investment value of $598.7 million.
Investing Activities
Cash used in investing activities is generally used to fund property acquisitions, for investments in loans receivable and, to a limited extent, for capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets.
Net cash used in investing activities during 2016 included $655.8 million to fund the acquisition of 269 properties and capitalized real estate expenditures of $27.1 million partially offset by cash proceeds of $524.8 million from the disposition of 213 properties. Net cash used in investing activities also included collections of principal on loans receivable and real estate assets under direct financing leases totaling $8.4 million.
During the same period in 2015, net cash used in investing activities included $876.0 million to fund the acquisition of 232 properties and capitalized real estate expenditures of $10.3 million partially offset by cash proceeds of $496.6 million from the disposition of 110 properties. Net cash used in investing activities also included investment in loans receivable of $4.0 million, partially offset by the collections of principal on loans receivable and real estate assets under direct financing leases totaling $6.8 million.

Financing Activities
Generally, our net cash (used in) provided by financing activities is impacted by our net borrowings and common stock offerings, including sales of our common stock under our ATM Program, common stock offerings, borrowings under our Revolving Credit Facilities and Term Loan, and issuances of net-lease mortgage notes under our Spirit Master Funding Program.
Net cash used in financing activities during 2016 was primarily attributable to the repayment of our indebtedness of $863.8 million and the payment of dividends to equity owners of $323.6 million, both of which were primarily funded from our operating cash flows, net borrowings under our Revolving Credit Facility and Term Loan of $86.0 million and $95.0 million, respectively, net proceeds of $298.1 million from the issuance of $300.0 million aggregate principal Senior Unsecured Notes and the sale of an aggregate 40.8 million shares of our common stock in an underwritten public offering and under our ATM Program, generating net proceeds of $368.9 million and $77.7 million, respectively.
Net cash used in financing activities during 2015 was primarily attributable to the repayment of our indebtedness of $516.1 million, the payment of dividends to equity owners of $292.3 million, both of which were paid primarily through sources from our operating cash flows, and net repayments under our Revolving Credit Facilities of $15.2 million. These amounts were partially offset by the issuance and sale of 23.0 million shares of our common stock in an underwritten public offering and the sale of 6.6 million shares of our common stock under our ATM Program for aggregate net proceeds of $347.2 million and borrowings under our Term Loan of $325.0 million.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Spirit Realty Capital, Inc.
Opinion on Internal Control over Financial Reporting
We have audited Spirit Realty Capital, Inc.’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Spirit Realty Capital, Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2017 consolidated financial statements of the Company and our report dated February 22, 2018 (except for Notes 1, 2, 11, and 14, as to which the date is September 19, 2018) expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP
Dallas, Texas
February 22, 2018

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Spirit Realty Capital, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Spirit Realty Capital, Inc. (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 22, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2003.

Dallas, Texas

February 22, 2018,
except for Notes 1, 2, 11, and 14, as to which the date is
September 19, 2018

Report of Independent Registered Public Accounting Firm
To the Partners of Spirit Realty, L.P. and the Board of Directors of
Spirit Realty Capital, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Spirit Realty, L.P. (the Operating Partnership) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, partners’ capital and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Operating Partnership at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on the Operating Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Operating Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Operating Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Operating Partnership’s auditor since 2016.

Dallas, Texas

February 22, 2018,
except for Notes 1, 2, 11, and 14, as to which the date is
September 19, 2018

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31, 2017	December 31, 2016
Assets
Investments:
Real estate investments:
Land and improvements	$1,598,355	$1,725,454
Buildings and improvements	2,989,451	3,145,666
Total real estate investments	4,587,806	4,871,120
Less: accumulated depreciation	(503,568)	(431,958)
	4,084,238	4,439,162
Loans receivable, net	78,466	60,880
Intangible lease assets, net	306,252	355,718
Real estate assets under direct financing leases, net	24,865	36,005
Real estate assets held for sale, net	20,469	100,861
Net investments	4,514,290	4,992,626
Cash and cash equivalents	8,792	5,914
Deferred costs and other assets, net	121,949	86,181
Goodwill	225,600	225,600
Assets related to SMTA Spin-Off	2,392,880	2,367,650
Total assets	$7,263,511	$7,677,971

Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facility	$112,000	$86,000
Term Loan, net	—	418,471
Senior Unsecured Notes, net	295,321	295,112
Mortgages and notes payable, net	589,644	822,789
Convertible Notes, net	715,881	702,642
Total debt, net	1,712,846	2,325,014
Intangible lease liabilities, net	130,574	152,088
Accounts payable, accrued expenses and other liabilities	131,642	136,676
Liabilities related to SMTA Spin-Off	1,968,840	1,382,085
Total liabilities	3,943,902	3,995,863
Commitments and contingencies (see Note 8)
Stockholders’ equity:
Preferred stock and paid in capital, $0.01 par value, 20,000,000 shares authorized: 6,900,000 shares and no shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively, liquidation preference of $25.00 per share	166,193	—
Common stock, $0.01 par value, 750,000,000 shares authorized: 448,868,269 shares and 483,624,120 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	4,489	4,836
Capital in excess of common stock par value	5,193,631	5,177,086
Accumulated deficit	(2,044,704)	(1,499,814)
Total stockholders’ equity	3,319,609	3,682,108
Total liabilities and stockholders’ equity	$7,263,511	$7,677,971
See accompanying notes.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Rentals	$409,349	$408,116	$381,238
Interest income on loans receivable	3,346	3,399	3,647
Earned income from direct financing leases	2,078	2,742	3,024
Tenant reimbursement income	14,911	11,887	13,931
Other income	1,574	9,196	866
Total revenues	431,258	435,340	402,706
Expenses:
General and administrative	57,512	50,607	45,663
Restructuring charges	—	6,341	7,056
Property costs (including reimbursable)	25,973	24,089	21,379
Real estate acquisition costs	1,434	2,904	2,352
Interest	113,394	118,690	139,183
Depreciation and amortization	173,686	173,036	166,478
Impairments	61,597	61,395	50,381
Total expenses	433,596	437,062	432,492
Loss from continuing operations before other income (expense) and income tax expense	(2,338)	(1,722)	(29,786)
Other income (expense):
Gain (loss) on debt extinguishment	579	1,605	(2,375)
Gain (loss) on disposition of assets	42,698	29,623	(61)
Total other income (expense)	43,277	31,228	(2,436)
Income (loss) from continuing operations before income tax expense	40,939	29,506	(32,222)
Income tax expense	(511)	(868)	(479)
Income (loss) from continuing operations	40,428	28,638	(32,701)
Income from discontinued operations	36,720	68,808	125,913
Net Income	77,148	97,446	93,212
Dividends paid to preferred stockholders	(2,530)	—	—
Net income attributable to common stockholders	$74,618	$97,446	$93,212

Net income per share attributable to common stockholders - basic:
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per share attributable to common stockholders—basic	$0.16	$0.21	$0.21
Net income per share attributable to common stockholders - diluted:
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per share attributable to common stockholders—diluted	$0.16	$0.21	$0.21
Weighted average shares of common stock outstanding:
Basic	467,934,945	469,217,776	432,222,953
Diluted	467,942,788	469,246,265	432,222,953
See accompanying notes.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Comprehensive Income
(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Net income attributable to common stockholders	$74,618	$97,446	$93,212
Other comprehensive income:
Change in net unrealized losses on cash flow hedges	—	(1,137)	(1,190)
Net cash flow hedge losses reclassified to operations	—	2,165	1,245
Total comprehensive income	$74,618	$98,474	$93,267
See accompanying notes.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Stockholders’ Equity
(In Thousands, Except Share Data)

	Preferred Stock		Common Stock			Accumulated Deficit		Total Stockholders’ Equity
	Shares	Par Value and Capital in Excess of Par Value	Shares	Par Value	Capital in Excess of Par Value		AOCL
Balances, December 31, 2014	—	$—	411,350,440	$4,113	$4,361,320	$(1,052,688)	$(1,083)	$3,311,662
Net income	—	—	—	—	—	93,212	—	93,212
Other comprehensive income	—	—	—	—	—	—	55	55
Dividends declared on common stock	—	—	—	—	—	(298,531)	—	(298,531)
Tax withholdings related to net stock settlements	—	—	(426,158)	(4)	—	(4,268)	—	(4,272)
Issuance of shares of common stock, net	—	—	29,610,100	296	346,915	—	—	347,211
Exercise of stock options	—	—	5,000	—	46	—	—	46
Stock-based compensation, net	—	—	1,280,582	13	13,042	(564)	—	12,491
Balances, December 31, 2015	—	$—	441,819,964	$4,418	$4,721,323	$(1,262,839)	$(1,028)	$3,461,874
Net income	—	—	—	—	—	97,446	—	97,446
Other comprehensive income	—	—	—	—	—	—	1,028	1,028
Dividends declared on common stock	—	—	—	—	—	(333,180)	—	(333,180)
Tax withholdings related to net stock settlements	—	—	(72,835)	(1)	—	(752)	—	(753)
Issuance of shares of common stock, net	—	—	40,835,360	408	446,205	—	—	446,613
Stock-based compensation, net	—	—	1,041,631	11	9,558	(489)	—	9,080
Balances, December 31, 2016	—	$—	483,624,120	$4,836	$5,177,086	$(1,499,814)	$—	$3,682,108
Net income	—	—	—	—	—	77,148	—	77,148
Dividends declared on preferred stock	—	—	—	—	—	(2,530)	—	(2,530)
Net income available to common stockholders	—	—	—	—	—	74,618	—	74,618
Issuance of preferred stock	6,900,000	166,193	—	—	—	—	—	166,193
Dividends declared on common stock	—	—	—	—	—	(332,402)	—	(332,402)
Tax withholdings related to net stock settlements	—	—	(440,312)	(4)	—	(3,538)	—	(3,542)
Repurchase of common shares	—	—	(35,839,965)	(358)	—	(282,731)	—	(283,089)
Stock-based compensation, net	—	—	1,524,426	15	16,545	(837)	—	15,723
Balances, December 31, 2017	6,900,000	$166,193	448,868,269	$4,489	$5,193,631	$(2,044,704)	$—	$3,319,609
See accompanying notes.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Operating activities
Net Income	$77,148	$97,446	$93,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256,019	262,276	260,633
Impairments	102,330	88,275	70,729
Amortization of deferred financing costs	9,896	9,070	7,937
Payments to terminate interest rate swap	—	(1,724)	—
Derivative net settlements, amortization and terminations	—	1,811	(132)
Amortization of debt discounts	13,572	6,217	2,322
Stock-based compensation expense	16,560	9,570	13,321
Loss (gain) on debt extinguishment	1,645	(233)	3,162
Gains on dispositions of real estate and other assets	(65,106)	(52,365)	(69,011)
Non-cash revenue	(28,439)	(26,333)	(20,930)
Bad debt expense and other	5,913	(594)	151
Changes in operating assets and liabilities:
Deferred costs and other assets, net	2,866	(6,561)	(604)
Accounts payable, accrued expenses and other liabilities	1,578	6,308	12,772
Accrued restructuring charges	—	(5,535)	5,926
Net cash provided by operating activities	393,982	387,628	379,488
Investing activities
Acquisitions of real estate	(279,934)	(655,835)	(875,983)
Capitalized real estate expenditures	(46,100)	(27,078)	(10,269)
Investments in loans receivable	(4,995)	(5,073)	(4,020)
Collections of principal on loans receivable and real estate assets under direct financing leases	12,769	8,410	6,822
Proceeds from dispositions of real estate and other assets	472,496	524,776	496,646
Net cash provided by (used in) investing activities	154,236	(154,800)	(386,804)

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Financing activities
Borrowings under Revolving Credit Facilities	940,200	1,080,000	798,000
Repayments under Revolving Credit Facilities	(914,200)	(994,000)	(813,181)
Borrowings under mortgages and notes payable	618,603	—	—
Repayments under mortgages and notes payable	(221,310)	(863,836)	(516,054)
Borrowings under Term Loan	—	796,000	325,000
Repayments under Term Loan	(420,000)	(701,000)	—
Borrowings under Senior Unsecured Notes	—	298,134	—
Debt extinguishment costs	(3,305)	(28,531)	(8,112)
Deferred financing costs	(8,255)	(4,352)	(6,150)
Proceeds from issuance of common stock, net of offering costs	—	446,613	347,211
Proceeds from issuance of preferred stock, net of offering costs	166,193	—	—
Repurchase of shares of common stock	(286,631)	(753)	(4,272)
Proceeds from exercise of stock options	—	—	46
Preferred stock dividends paid	(2,530)	—	—
Common stock dividends paid	(339,174)	(323,640)	(292,262)
Net cash used in financing activities	(470,409)	(295,365)	(169,774)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,809	(62,537)	(177,090)
Cash, cash equivalents and restricted cash, beginning of year	36,898	99,435	276,525
Cash, cash equivalents and restricted cash, end of year	$114,707	$36,898	$99,435
See accompanying notes.

SPIRIT REALTY, L.P.
Consolidated Balance Sheets
(In Thousands, Except Unit and Per Unit Data)

	December 31, 2017	December 31, 2016
Assets
Investments:
Real estate investments:
Land and improvements	$1,598,355	$1,725,454
Buildings and improvements	2,989,451	3,145,666
Total real estate investments	4,587,806	4,871,120
Less: accumulated depreciation	(503,568)	(431,958)
	4,084,238	4,439,162
Loans receivable, net	78,466	60,880
Intangible lease assets, net	306,252	355,718
Real estate assets under direct financing leases, net	24,865	36,005
Real estate assets held for sale, net	20,469	100,861
Net investments	4,514,290	4,992,626
Cash and cash equivalents	8,792	5,914
Deferred costs and other assets, net	121,949	86,181
Goodwill	225,600	225,600
Assets related to SMTA Spin-Off	2,392,880	2,367,650
Total assets	$7,263,511	$7,677,971
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facility	$112,000	$86,000
Term Loan, net	—	418,471
Senior Unsecured Notes, net	295,321	295,112
Mortgages and notes payable, net	589,644	822,789
Notes payable to Spirit Realty Capital, Inc., net	715,881	702,642
Total debt, net	1,712,846	2,325,014
Intangible lease liabilities, net	130,574	152,088
Accounts payable, accrued expenses and other liabilities	131,642	136,676
Liabilities related to SMTA Spin-Off	1,968,840	1,382,085
Total liabilities	3,943,902	3,995,863
Commitments and contingencies (see Note 8)
Partners' Capital
Partnership units
General partner's common capital, 3,988,218 units issued and outstanding as of both December 31, 2017 and December 31, 2016	24,426	26,586
Limited partners' preferred capital: 6,900,000 and no units issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	166,193	—
Limited partners' common capital, 444,880,051 and 479,635,902 units issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	3,128,990	3,655,522
Total partners' capital	3,319,609	3,682,108
Total liabilities and partners' capital	$7,263,511	$7,677,971
See accompanying notes.

SPIRIT REALTY, L.P.
Consolidated Statements of Operations
(In Thousands, Except Unit and Per Unit Data)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Rentals	$409,349	$408,116	$381,238
Interest income on loans receivable	3,346	3,399	3,647
Earned income from direct financing leases	2,078	2,742	3,024
Tenant reimbursement income	14,911	11,887	13,931
Other income	1,574	9,196	866
Total revenues	431,258	435,340	402,706
Expenses:
General and administrative	57,512	50,607	45,663
Restructuring charges	—	6,341	7,056
Property costs (including reimbursable)	25,973	24,089	21,379
Real estate acquisition costs	1,434	2,904	2,352
Interest	113,394	118,690	139,183
Depreciation and amortization	173,686	173,036	166,478
Impairments	61,597	61,395	50,381
Total expenses	433,596	437,062	432,492
Loss from continuing operations before other income (expense) and income tax expense	(2,338)	(1,722)	(29,786)
Other income (expense):
Gain (loss) on debt extinguishment	579	1,605	(2,375)
Gain (loss) on disposition of assets	42,698	29,623	(61)
Total other income (expense)	43,277	31,228	(2,436)
Income (loss) from continuing operations before income tax expense	40,939	29,506	(32,222)
Income tax expense	(511)	(868)	(479)
Income (loss) from continuing operations	40,428	28,638	(32,701)
Income from discontinued operations	36,720	68,808	125,913
Net income	$77,148	$97,446	$93,212
Preferred distributions	(2,530)	—	—
Net income after preferred distributions	74,618	97,446	93,212

Net income attributable to general partners
Continuing operations	353	243	(300)
Discontinued operations	304	582	1,155
Net income attributable to general partners	657	825	855

Net income attributable to limited partners
Continuing operations	40,075	28,395	(32,401)
Discontinued operations	36,416	68,226	124,758
Net income attributable to limited partners	76,491	96,621	92,357

Net income per common partnership unit - basic:
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per common partnership unit - basic	$0.16	$0.21	$0.21

Net income per common partnership unit - diluted:
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per common partnership unit —diluted	$0.16	$0.21	$0.21

Weighted average common partnership units outstanding:
Basic	467,934,945	469,217,776	432,222,953
Diluted	467,942,788	469,246,265	432,222,953
See accompanying notes.

SPIRIT REALTY, L.P.
Consolidated Statements of Comprehensive Income
(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Net income	$77,148	$97,446	$93,212
Other comprehensive income:
Change in net unrealized losses on cash flow hedges	—	(1,137)	(1,190)
Net cash flow hedge losses reclassified to operations	—	2,165	1,245
Total comprehensive income	$77,148	$98,474	$93,267
See accompanying notes.

SPIRIT REALTY, L.P.
Consolidated Statements of Partners' Capital
(In Thousands, Except Unit Data)

	Preferred Units		Common Units				Total Partnership Capital
	Limited Partners' Capital (2)		General Partner's Capital (1)		Limited Partners' Capital (2)
	Units	Amount	Units	Amount	Units	Amount
Balances, December 31, 2014	—	$—	3,988,218	$30,456	407,362,222	$3,281,206	$3,311,662
Net income	—	—	—	855	—	92,357	93,212
Other comprehensive income	—	—	—	1	—	54	55
Partnership distributions declared	—	—	—	(2,738)	—	(295,793)	(298,531)
Tax withholdings related to net settlement of partnership units	—	—	—	—	(426,158)	(4,272)	(4,272)
Issuance of partnership units, net	—	—	—	—	29,610,100	347,211	347,211
Exercise of partnership units	—	—	—	—	5,000	46	46
Stock-based compensation, net	—	—	—	—	1,280,582	12,491	12,491
Balances, December 31, 2015	—	$—	3,988,218	$28,574	437,831,746	$3,433,300	$3,461,874
Net income	—	—	—	825	—	96,621	97,446
Other comprehensive income	—	—	—	9	—	1,019	1,028
Partnership distributions declared	—	—	—	(2,822)	—	(330,358)	(333,180)
Tax withholdings related to net settlement of partnership units	—	—	—	—	(72,835)	(753)	(753)
Issuance of partnership units, net	—	—	—	—	40,835,360	446,613	446,613
Stock-based compensation, net	—	—	—	—	1,041,631	9,080	9,080
Balances, December 31, 2016	—	$—	3,988,218	$26,586	479,635,902	$3,655,522	$3,682,108
Net income	—	—	—	$657	—	$76,491	$77,148
Partnership distributions declared on preferred units	—	—	—	—	—	(2,530)	(2,530)
Net income after preferred distributions		—		657	—	73,961	74,618
Issuance of preferred partnership units	6,900,000	166,193	—	—	—	—	166,193
Partnership distributions declared on common units	—	—	—	(2,817)	—	(329,585)	(332,402)
Tax withholdings related to net partnership unit settlements	—	—	—	—	(440,312)	(3,542)	(3,542)
Repurchase of partnership units	—	—	—	—	(35,839,965)	(283,089)	(283,089)
Stock-based compensation	—	—	—	—	1,524,426	15,723	15,723
Balances, December 31, 2017	6,900,000	$166,193	3,988,218	$24,426	444,880,051	$3,128,990	$3,319,609
(1) Consists of general partnership interests held by Spirit General OP Holdings, LLC.
(2) Consists of limited partnership interests held by Spirit Realty Capital, Inc. and Spirit Notes Partner, LLC.
See accompanying notes.

SPIRIT REALTY, L.P.
Consolidated Statements of Cash Flows
(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Operating activities
Net Income	$77,148	$97,446	$93,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256,019	262,276	260,633
Impairments	102,330	88,275	70,729
Amortization of deferred financing costs	9,896	9,070	7,937
Payments to terminate interest rate swap	—	(1,724)	—
Derivative net settlements, amortization and terminations	—	1,811	(132)
Amortization of debt discounts	13,572	6,217	2,322
Stock-based compensation expense	16,560	9,570	13,321
Loss (gain) on debt extinguishment	1,645	(233)	3,162
Gains on dispositions of real estate and other assets	(65,106)	(52,365)	(69,011)
Non-cash revenue	(28,439)	(26,333)	(20,930)
Bad debt expense and other	5,913	(594)	151
Changes in operating assets and liabilities:
Deferred costs and other assets, net	2,866	(6,561)	(604)
Accounts payable, accrued expenses and other liabilities	1,578	6,308	12,772
Accrued restructuring charges	—	(5,535)	5,926
Net cash provided by operating activities	393,982	387,628	379,488
Investing activities
Acquisitions of real estate	(279,934)	(655,835)	(875,983)
Capitalized real estate expenditures	(46,100)	(27,078)	(10,269)
Investments in loans receivable	(4,995)	(5,073)	(4,020)
Collections of principal on loans receivable and real estate assets under direct financing leases	12,769	8,410	6,822
Proceeds from dispositions of real estate and other assets	472,496	524,776	496,646
Net cash provided by (used in) investing activities	154,236	(154,800)	(386,804)

	Years Ended December 31,
	2017	2016	2015
Financing activities
Borrowings under Revolving Credit Facilities	940,200	1,080,000	798,000
Repayments under Revolving Credit Facilities	(914,200)	(994,000)	(813,181)
Borrowings under mortgages and notes payable	618,603	—	—
Repayments under mortgages and notes payable	(221,310)	(863,836)	(516,054)
Borrowings under Term Loan	—	796,000	325,000
Repayments under Term Loan	(420,000)	(701,000)	—
Borrowings under Senior Unsecured Notes	—	298,134	—
Debt extinguishment costs	(3,305)	(28,531)	(8,112)
Deferred financing costs	(8,255)	(4,352)	(6,150)
Proceeds from issuance of common stock, net of offering costs	—	446,613	347,211
Proceeds from issuance of preferred stock, net of offering costs	166,193	—	—
Repurchase of partnership units	(286,631)	(753)	(4,272)
Proceeds from exercise of partnership units	—	—	46
Preferred distributions paid	(2,530)	—	—
Common distributions paid	(339,174)	(323,640)	(292,262)
Net cash used in financing activities	(470,409)	(295,365)	(169,774)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,809	(62,537)	(177,090)
Cash, cash equivalents and restricted cash, beginning of year	36,898	99,435	276,525
Cash, cash equivalents and restricted cash, end of year	$114,707	$36,898	$99,435

See accompanying notes.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements
December 31, 2017

Note 1. Organization
Organization and Operations
Spirit Realty Capital, Inc. (the "Corporation" or, with its consolidated subsidiaries, the "Company") operates as a self-administered and self-managed REIT that seeks to generate and deliver sustainable and attractive returns for stockholders by investing primarily in and managing a portfolio of single-tenant, operationally essential real estate throughout the U.S. that is generally leased on a long-term, triple-net basis to tenants operating within predominantly retail, but also office and industrial property types. Single tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where tenants conduct activities that are essential to the generation of their sales and profits.The Company began operations through a predecessor legal entity in 2003.
The Company’s operations are generally carried out through Spirit Realty, L.P. (the "Operating Partnership") and its subsidiaries. Spirit General OP Holdings, LLC ("OP Holdings"), one of the Corporation's wholly-owned subsidiaries, is the sole general partner and owns approximately 1% of the Operating Partnership. The Corporation and a wholly-owned subsidiary ("Spirit Notes Partner, LLC") are the only limited partners and together own the remaining 99% of the Operating Partnership.
On May 31, 2018, (the "Distribution Date"), the Company completed the previously announced spin-off (the "Spin-Off") of the assets that collateralize Master Trust 2014, properties leased to Shopko, and certain other assets into an independent, publicly traded REIT, Spirit MTA REIT ("SMTA"). The historical financial results of SMTA are reflected in these consolidated financial statements as discontinued operations for all periods presented, including in our unaudited Note 16.
Note 2. Summary of Significant Accounting Policies
Basis of Accounting and Principles of Consolidation
The accompanying consolidated financial statements of the Company and the Operating Partnership have been prepared on the accrual basis of accounting, in accordance with GAAP. The consolidated financial statements of the Company include the accounts of the Corporation and its wholly-owned subsidiaries. The consolidated financial statements of the Operating Partnership include the accounts of the Operating Partnership and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
All expenses incurred by the Company have been allocated to the Operating Partnership in accordance with the Operating Partnership's first amended and restated agreement of limited partnership, which management determined to be a reasonable method of allocation. Therefore, expenses incurred would not be materially different if the Operating Partnership had operated as an unaffiliated entity.
The Company has formed numerous special purpose entities to acquire and hold real estate encumbered by indebtedness (see Note 4). Each special purpose entity is a separate legal entity and is the sole owner of its assets and responsible for its liabilities. The assets of these special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any affiliate or owner of another entity unless the special purpose entities have expressly agreed and are permitted under their governing documents. As of December 31, 2017 and 2016, net assets totaling $2.78 billion and $2.95 billion, respectively, were held, and net liabilities totaling $2.63 billion and $2.26 billion, respectively, were owed by these encumbered special purpose entities and are included in the accompanying consolidated balance sheets.
Discontinued Operations
A discontinued operation represents: (i) a component of an entity or group of components that has been disposed of or is classified as held for sale in a single transaction and represents a strategic shift that has or will have a major effect on the Company’s operations and financial results or (ii) an acquired business that is classified as held for sale on the date of acquisition. Examples of a strategic shift include disposing of: (i) a separate major line of business, (ii) a separate major geographic area of operations, or (iii) other major parts of the Company. The Company determined that the Spin-

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Off represented a strategic shift that has a major effect on the Company's results and, therefore, SMTA's operations qualify as discontinued operations. See Note 11 for further discussion of discontinued operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.
Segment Reporting
The Company views its operations as one segment, which consists of net leasing operations. The Company has no other reportable segments.
Real Estate Investments
Carrying Value of Real Estate Investments
The Company’s real estate properties are recorded at cost and depreciated using the straight-line method over the estimated remaining useful lives of the properties, which generally range from 20 to 50 years for buildings and improvements and from 5 to 20 years for land improvements. Portfolio assets classified as “held for sale” are not depreciated. Properties classified as “held for sale” are recorded at the lower of their carrying value or their fair value, less anticipated selling costs.
Purchase Accounting and Acquisition of Real Estate
When acquiring a property, the purchase price (including acquisition and closing costs) is allocated to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, the purchase price of real estate is allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. In making estimates of fair values for this purpose, a number of sources are used, including independent appraisals and information obtained about each property as a result of pre-acquisition due diligence and marketing and leasing activities.
Lease Intangibles
Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above or below-market leases. For real estate acquired subject to existing lease agreements, in-place lease intangibles are valued based on the Company’s estimate of costs related to acquiring a tenant and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition. Above and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and the Company’s estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease.
In-place lease intangibles are amortized on a straight-line basis over the remaining initial term of the related lease and included in depreciation and amortization expense. Above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease in rental revenue. Below market lease intangibles are amortized as an increase to rental revenue over the remaining initial term of the respective leases, but may be amortized over the renewal periods if the Company believes it is likely the tenant will exercise the renewal option. If the Company believes it is likely a lease will terminate early, the unamortized portion of any related lease intangible is immediately recognized in impairment loss in the Company’s consolidated statements of operations.
Investment in Direct Financing Leases
For real estate property leases classified as direct financing leases, the building portion of the lease is accounted for as a direct financing lease, while the land portion is accounted for as operating leases when certain criteria are met. For direct financing leases, the Company records an asset which represents the net investment that is determined by

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

using the aggregate of the total amount of future minimum lease payments, the estimated residual value of the leased property and deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment. Residual values, which are reviewed annually, represent the estimated amount the Company expects to receive at lease termination from the disposition of the leased property. Actual residual values realized could differ from these estimates. The Company evaluates the collectability of future minimum lease payments on each direct financing lease primarily through the evaluation of payment history and the underlying creditworthiness of the tenant. There were no amounts past due as of December 31, 2017 and 2016. The Company’s direct financing leases are evaluated individually for the purpose of determining if an allowance is needed. Any write-down of an estimated residual value is recognized as an impairment loss in the current period and earned income adjusted prospectively. The Company's direct financing leases were acquired in connection with the Merger. There were no impairment losses on direct financing leases during the years ended December 31, 2017 and 2016. There were $4.8 million in impairment losses related to two direct financing leases during the year ended December 31, 2015.
Impairment
The Company reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if its carrying value exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.
Revenue Recognition
The Company primarily leases real estate to its tenants under long-term, triple-net leases that are classified as operating leases. Lease origination fees are deferred and amortized over the related lease term as an adjustment to rental revenue. Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Under certain leases, tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recorded on a gross basis in instances when our tenants reimburse us for property costs which we incur. Tenant receivables are carried net of the allowances for uncollectible amounts.
The Company’s leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that the Company will receive only if the tenants make all rent payments required through the expiration of the initial term of the leases. The accrued rental revenue representing this straight-line adjustment is subject to an evaluation for collectability, and the Company records a provision for losses against rental revenues if collectability of these future rents is not reasonably assured. Leases that have contingent rent escalators indexed to future increases in the CPI may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 2 times CPI over a specified period, (b) a fixed percentage, or (c) a fixed schedule. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company’s view that the multiplier does not represent a significant leverage factor, rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have occurred.
Some of the Company’s leases also provide for contingent rent based on a percentage of the tenant’s gross sales. For contingent rentals that are based on a percentage of the tenant’s gross sales, the Company recognizes contingent rental revenue when the change in the factor on which the contingent lease payment is based actually occurs.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The Company suspends revenue recognition if the collectability of amounts due pursuant to a lease is not reasonably assured or if the tenant’s monthly lease payments become more than 60 days past due, whichever is earlier.
Lease termination fees are included in other income on the Company’s consolidated statements of operations and are recognized when there is a signed termination agreement and all of the conditions of the agreement have been met. The Company recorded lease termination fees of $5.0 million, $7.3 million and $5.8 million during the years ended December 31, 2017, 2016 and 2015, respectively.
Goodwill
Goodwill arises from business combinations and represents the excess of the cost of an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company did not record any impairment on its existing goodwill for the years ended December 31, 2017, 2016 and 2015.
Prior to the Company's adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, on January 1, 2017 on a prospective basis, when the Company disposed of a real estate asset that constituted a business under GAAP, a portion of goodwill was allocated to the carrying value of the real estate asset considered to be a business to determine the gain or loss on the disposal. The portion of goodwill allocated was derived from the proportionate fair value of the business to the fair value of the Company’s reporting unit. Goodwill related to real estate assets not previously classified as held for sale of $6.3 million and $12.7 million was written off during the years ended December 31, 2016 and 2015, respectively. Under the new guidance, the dispositions of properties generally no longer qualify as a disposition of a business and therefore no allocation of goodwill occurs when determining gain or loss on sale.
The following table presents a reconciliation of the Company’s goodwill from January 1, 2015 to December 31, 2017 (in thousands):

Consolidated
Balance as of December 31, 2014	$285,848
Goodwill allocated to dispositions of a business	(21,498)
Balance as of December 31, 2015	264,350
Goodwill allocated to dispositions of a business	(10,010)
Balance as of December 31, 2016	254,340
Goodwill allocated to dispositions of a business	—
Balance as of December 31, 2017	$254,340
Allowance for Doubtful Accounts
The Company reviews its rent and other tenant receivables for collectability on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and economic conditions in the area in which the tenant operates. In the event that the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific receivable will be made. The Company provided for reserves for uncollectible amounts totaling $12.4 million and $6.4 million at December 31, 2017 and 2016, respectively, against accounts receivable balances of $27.2 million and $25.3 million, respectively. Receivables are recorded within deferred cost and other assets, net in the accompanying consolidated balance sheets. Receivables are written off against the reserves for uncollectible amounts when all possible means of collection have been exhausted.
For deferred rental revenues related to the straight-line method of reporting rental revenue, the collectability review includes management’s estimates of amounts that will not be realized and an assessment of the risks inherent in the portfolio, giving consideration to historical experience. The Company established a reserve for losses of $1.8 million and $7.7 million at December 31, 2017 and 2016, respectively, against deferred rental revenue receivables of $81.6 million and $71.1 million, respectively. Deferred rental revenue receivables are recorded within deferred costs and other assets, net in the accompanying consolidated balance sheets.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Loans Receivable
Loans receivable consists of mortgage loans, net of premium, and notes receivables. Interest on loans receivable is recognized using the effective interest rate method.
Impairment and Allowance for Loan Losses
The Company periodically evaluates the collectability of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management’s judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted. As of December 31, 2017, there was an allowance for loan losses on loans receivable of $0.4 million and a $0.5 million allowance for loan losses as of December 31, 2016.
A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on non-accrual status, interest income is recognized only when received. Five mortgage loans were on non-accrual status with a balance of $1.5 million as of December 31, 2017, compared to none as of December 31, 2016. No notes receivable were on non-accrual status as of December 31, 2017, compared to one note receivable on non-accrual status with a balance of $0.5 million as of December 31, 2016.
Accounting for Derivative Financial Instruments and Hedging Activities
The Company utilizes derivative instruments such as interest rate swaps and caps for purposes of hedging exposures to fluctuations in interest rates associated with certain of its financing transactions. At the inception of a hedge transaction, the Company enters into a contractual arrangement with the hedge counterparty and formally documents the relationship between the derivative instrument and the financing transaction being hedged, as well as its risk management objective and strategy for undertaking the hedge transaction. At inception and at least quarterly thereafter, a formal assessment is performed to determine whether the derivative instrument has been highly effective in offsetting changes in cash flows of the related financing transaction and whether it is expected to be highly effective in the future.
The fair value of the derivative instrument is recorded on the balance sheet as either an asset or liability. For derivatives designated as cash flow hedges, the effective portions of the corresponding change in fair value of the derivatives are recorded in AOCL within stockholders’ equity and partners' capital. Changes in fair value reported in other comprehensive income (loss) are reclassified to operations in the period in which operations are affected by the underlying hedged transaction. Any ineffective portions of the change in fair value are recognized immediately in general and administrative expense. The amounts paid or received on the hedge are recognized as adjustments to interest expense (see Note 5).

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money market funds of major financial institutions with fund investments consisting of highly-rated money market instruments and other short-term instruments. Restricted cash is classified within deferred costs and other assets, net in the accompanying consolidated balance sheets. Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Cash and cash equivalents	$8,798	$10,059	$21,790
Restricted cash:
Collateral deposits (1)	1,751	2,044	15,500
Tenant improvements, repairs, and leasing commissions (2)	8,257	9,739	8,362
Master Trust Release (3)	85,703	14,412	12,091
Liquidity reserve (4)	5,503	—	—
1031 Exchange proceeds, net	—	—	39,869
Other (5)	4,695	644	1,823
Total cash, cash equivalents and restricted cash	$114,707	$36,898	$99,435
(1) Funds held in lender controlled accounts generally used to meet future debt service or certain property operating expenses.
(2) Deposits held as additional collateral support by lenders to fund improvements, repairs and leasing commissions incurred to secure a new tenant.
(3) Proceeds from the sale of assets pledged as collateral under the Spirit Master Funding Program, which are held on deposit until a qualifying substitution is made or the funds are applied as prepayment of principal.
(4) Liquidity reserve cash was placed on deposit in conjunction with issuance of additional series of notes under Master Trust 2014 in December 2017 and is held until there is a cashflow shortfall as defined in the Master Trust 2014 agreements or a liquidation of Master Trust 2014 occurs. Additionally, the liquidity reserve can be released upon achieving certain performance criteria.
(5) Funds held in lender controlled accounts released after scheduled debt service requirements are met.
Income Taxes
The Company has elected to be taxed as a REIT under the Code. As a REIT, the Company generally will not be subject to federal income tax provided it continues to satisfy certain tests concerning the Company’s sources of income, the nature of its assets, the amounts distributed to its stockholders, and the ownership of Company stock. Management believes the Company has qualified and will continue to qualify as a REIT and therefore, no provision has been made for federal income taxes in the accompanying consolidated financial statements. Even if the Company qualifies for taxation as a REIT, it may be subject to state and local income and franchise taxes, and to federal income tax and excise tax on its undistributed income. Taxable income from non-REIT activities managed through any of the Company’s taxable REIT subsidiaries is subject to federal, state, and local taxes, which are not material.
The Operating Partnership is a partnership for federal income tax purposes. Partnerships are pass-through entities and are not subject to U.S. federal income taxes, therefore no provision has been made for federal income taxes in the accompanying financial statements. Although most states and cities where the Operating Partnership operates follow the U.S. federal income tax treatment, there are certain jurisdictions such as Texas, Tennessee and Ohio that impose income or franchise taxes on a partnership.
Franchise taxes are included in general and administrative expenses on the accompanying consolidated statements of operations.
Earnings Per Share and Unit
The Company’s unvested restricted common stock, which contains non-forfeitable rights to receive dividends, are considered participating securities requiring the two-class method of computing earnings per share and unit. Under

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

the two class method, earnings attributable to unvested restricted shares are deducted from income from continuing operations in the computation of net income attributable to common stockholders. Under the two-class method, earnings per common share are computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on their respective weighted average shares outstanding during the period. Under the terms of the Amended Incentive Award Plan and the related restricted stock awards (see Note 13), losses are not allocated to participating securities including undistributed losses as a result of dividends declared exceeding net income. The Company uses income or loss from continuing operations as the basis for determining whether potential common shares are dilutive or anti-dilutive and undistributed net income or loss as the basis for determining whether undistributed earnings are allocable to participating securities.
Unaudited Interim Information
The consolidated quarterly financial data in Note 16 is unaudited. In the opinion of management, this financial information reflects all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.
New Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606. This new guidance establishes a principles-based approach for accounting for revenue from contracts with customers and is effective for annual reporting periods beginning after December 15, 2017, with early application permitted for annual reporting periods beginning after December 15, 2016. The Company adopted the new revenue recognition standard effective January 1, 2018 under the modified retrospective method, and elected to apply the standard only to contracts that are not completed as of the date of adoption (i.e. January 1, 2018). In evaluating the impact of this new standard, the Company identified that lease contracts covered by Leases (Topic 840) are excluded from the scope of this new guidance. As such, this ASU had no material impact on the Company's reported revenues, results of operations, financial position or disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. Leases pursuant to which the Company is the lessee primarily consist of its corporate office and equipment leases. The amendments in this ASU are effective for the fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified restrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. Upon adoption, the Company will record certain expenses paid directly by its tenants that protect the Company's interests in its properties, such as real estate taxes, to property costs and the related tenant reimbursement income to revenue, with no impact on net income. The Company has begun implementation of the ASU and is currently evaluating the overall impact of this ASU on its consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies many aspects of accounting for share-based payment transactions under ASC Topic 718, Compensation - Stock Compensation, including income tax consequences, classification of awards as either equity or liability, forfeiture rate calculations and classification on the statement of cash flows. The Company adopted this new guidance effective January 1, 2017 and made an accounting policy election to recognize stock-based compensation forfeitures as they occur, whereas previously stock-based compensation forfeitures were estimated and recognized based on historical forfeiture rates. This change has been applied prospectively and had no material impact on the financial statements of the Company.
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which requires more timely recognition of credit losses associated with financial assets. ASU 2016-13 requires financial assets (or a group of financial assets) measured at an amortized cost basis to be presented at the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses specific cash flow issues with the objective of reducing the existing diversity in practice. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and requires retrospective adoption unless it is impracticable to apply, in which case it is to be applied prospectively as of the earliest date practicable. The Company adopted ASU 2016-15 effective January 1, 2018 and has applied it retrospectively. As a result of adoption, debt prepayment and debt extinguishment costs, previously presented in operating activities, are now presented in financing activities in the consolidated statements of cash flows. There was no impact on the statements of cash flows for the Company for other types of transactions.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This guidance requires entities to include restricted cash and restricted cash equivalents within the cash and cash equivalents balances presented in the statement of cash flows. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, and the new guidance is to be applied retrospectively. The Company adopted ASU 2016-18 effective January 1, 2018 and applied it retrospectively. As a result, restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which narrows the definition of a business. The Company early adopted the guidance effective January 1, 2017 and application is on a prospective basis. Under the new guidance, the acquisition of a property with an in-place lease generally is no longer accounted for as an acquisition of a business, but instead as an asset acquisition, meaning the transaction costs of such an acquisition are now capitalized instead of expensed. Further, dispositions of properties generally no longer qualify as a disposition of a business and therefore no allocation of goodwill occurs when determining gain or loss on sale.
Note 3. Investments
Real Estate Investments
As of December 31, 2017, the Company’s gross investment in real estate properties and loans totaled approximately $7.90 billion, representing investments in 2,480 properties, including 88 properties or other related assets securing mortgage loans. The gross investment is comprised of land, buildings, lease intangible assets and lease intangible liabilities, as adjusted for any impairment, and the carrying amount of loans receivable, real estate assets held under direct financing leases and real estate assets held for sale. The portfolio is geographically dispersed throughout 49 states with only one state, Texas, with a real estate investment of 12.2%, accounting for more than 10.0% of the total dollar amount of the Company’s real estate investment portfolio.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

During the years ended December 31, 2017 and 2016, the Company had the following real estate and loan activity, net of accumulated depreciation and amortization:

	Number of Properties			Dollar Amount of Investments
	Owned	Financed	Total	Owned	Financed	Total
				(In Thousands)
Gross balance, December 31, 2015	2,485	144	2,629	$8,198,685	$104,003	$8,302,688
Acquisitions/improvements (1)	269	—	269	711,510	—	711,510
Dispositions of real estate (2)(3)	(213)	—	(213)	(598,662)	—	(598,662)
Principal payments and payoffs	—	(70)	(70)	—	(34,955)	(34,955)
Impairments	—	—	—	(88,073)	(176)	(88,249)
Write-off of gross lease intangibles	—	—	—	(42,307)	—	(42,307)
Loan premium amortization and other	—	—	—	(77)	(2,294)	(2,371)
Gross balance, December 31, 2016	2,541	74	2,615	8,181,076	66,578	8,247,654
Acquisitions/improvements (1)	43	16	59	326,766	23,300	350,066
Dispositions of real estate (2)(3)	(192)	—	(192)	(510,863)	—	(510,863)
Principal payments and payoffs	—	(2)	(2)	—	(7,878)	(7,878)
Impairments	—	—	—	(101,941)	(389)	(102,330)
Write-off of gross lease intangibles	—	—	—	(67,139)	—	(67,139)
Loan premium amortization and other	—	—	—	(4,841)	(1,644)	(6,485)
Gross balance, December 31, 2017	2,392	88	2,480	$7,823,058	$79,967	$7,903,025
Accumulated depreciation and amortization				(1,289,304)	—	(1,289,304)
Other				304	—	304
Net balance, December 31, 2017				$6,534,058	$79,967	$6,614,025

(1)
Includes investments of $42.6 million and $20.5 million, respectively, in revenue producing capitalized expenditures, as well as $3.5 million and $6.6 million, respectively, of non-revenue producing capitalized expenditures for the years ended December 31, 2017 and 2016.

(2)	The total accumulated depreciation and amortization associated with dispositions of real estate was $57.1 million and $126.4 million, respectively, for the years ended December 31, 2017 and 2016.

(3)
For the years ended December 31, 2017, 2016 and 2015 the total gain on disposal of assets for properties held in use and held for sale was $24.6 million and $40.5 million, $35.8 million and $16.6 million, and $34.5 million and $33.9 million, respectively.

Scheduled minimum future contractual rent to be received under the remaining non-cancelable term of the operating leases (including realized rent increases occurring after January 1, 2018) are as follows (in thousands):

December 31, 2017
2018	$599,194
2019	587,493
2020	570,820
2021	542,899
2022	507,936
Thereafter	3,637,342
Total future minimum rentals	$6,445,684

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Because lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum rentals do not include any contingent rentals based on a percentage of the lessees’ gross sales or lease escalations based on future changes in the CPI or other stipulated reference rate.
Loans Receivable
The following table details loans receivable, net of premium and allowance for loan losses (in thousands):

	December 31, 2017	December 31, 2016
Mortgage loans - principal	$69,963	$55,410
Mortgage loans - premium, net of amortization	5,038	7,194
Allowance for loan losses	(389)	—
Mortgages loans, net	74,612	62,604
Other note receivables - principal	5,355	4,474
Allowance for loan losses	—	(500)
Other note receivables	5,355	3,974
Total loans receivable, net	$79,967	$66,578
As of December 31, 2017 and 2016, the Company held a total of 10 and 8, respectively, first-priority mortgage loans (representing loans to 6 and 4 borrowers, respectively). These mortgage loans are secured by single-tenant commercial properties and generally have fixed interest rates over the term of the loans. There are 3 other notes receivable, one $3.5 million note is secured by tenant assets and stock and the other two are unsecured.
Lease Intangibles, Net
The following table details lease intangible assets and liabilities, net of accumulated amortization (in thousands):

	December 31, 2017	December 31, 2016
In-place leases	$591,551	$624,723
Above-market leases	89,640	88,873
Less: accumulated amortization	(271,288)	(243,320)
Intangible lease assets, net	$409,903	$470,276

Below-market leases	$216,642	$236,008
Less: accumulated amortization	(61,339)	(53,688)
Intangible lease liabilities, net	$155,303	$182,320
The amounts amortized as a net increase to rental revenue for capitalized above and below-market leases was $6.5 million, $6.6 million and $5.8 million for the years ended December 31, 2017, 2016 and 2015, respectively. The value of in-place leases amortized and included in depreciation and amortization expense was $43.3 million, $46.4 million and $49.9 million for the years ended December 31, 2017, 2016 and 2015, respectively. The remaining weighted average amortization period for in-place leases, above-market leases, below-market leases and in total was 13.8 years 9.5 years, 17.5 years and 10.6 years, respectively, as of December 31, 2017. The remaining weighted average amortization period for in-place leases, above-market leases, below-market leases and in total was 14.6 years, 10.3 years, 18.5 years and 11.2 years, respectively, as of December 31, 2016. During the year ended December 31, 2017, the Company acquired in-place lease intangible assets of $18.7 million, above-market lease intangible assets of $6.5 million and below-market lease intangible liabilities of $2.0 million.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Based on the balance of intangible assets and liabilities at December 31, 2017, the net aggregate amortization expense for the next five years and thereafter is expected to be as follows (in thousands):

2018	$32,343
2019	30,736
2020	28,717
2021	26,108
2022	22,838
Thereafter	113,858
Total future minimum amortization	$254,600
Real Estate Assets Under Direct Financing Leases
The components of real estate investments held under direct financing leases were as follows (in thousands):

	December 31, 2017	December 31, 2016
Minimum lease payments receivable	$7,325	$9,456
Estimated residual value of leased assets	24,552	35,640
Unearned income	(7,012)	(9,091)
Real estate assets under direct financing leases, net	$24,865	$36,005
Real Estate Assets Held for Sale
The Company is continually evaluating the portfolio of real estate assets and may elect to dispose of assets considering criteria including, but not limited to, tenant concentration, tenant credit quality, unit financial performance, local market conditions and lease rates, associated indebtedness, asset location, and tenant operation type (e.g., industry, sector, or concept/brand). Real estate assets held for sale are expected to be sold within twelve months. The following table shows the activity in real estate assets held for sale, net for the years ended December 31, 2017 and 2016:

	Number of Properties	Carrying Value
	(In Thousands)
Balance, December 31, 2015	36	$84,259
Transfers from real estate investments	72	246,730
Sales	(59)	(126,100)
Transfers to real estate investments held and used	(5)	(21,046)
Impairments	—	(23,273)
Balance, December 31, 2016	44	160,570
Transfers from real estate investments	82	216,502
Sales	(91)	(208,029)
Transfers to real estate investments held and used	(20)	(95,382)
Impairments	—	(24,732)
Balance, December 31, 2017	15	$48,929

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Impairments
The following table summarizes total impairment losses recognized in continuing and discontinued operations on the accompanying consolidated statements of operations (in thousands):

	Years Ended December 31,
	2017	2016	2015
Real estate and intangible asset impairment	$93,441	$80,390	$68,565
Write-off of lease intangibles, net	8,500	7,683	1,666
Loans receivable impairment	389	176	324
Total impairments from real estate investment net assets	102,330	88,249	70,555
Other impairment	—	26	174
Total impairment loss in continuing and discontinued operations	$102,330	$88,275	$70,729
Impairments for the twelve months ended December 31, 2017 were comprised of $24.8 million on properties classified as held for sale and $77.2 million properties classified a held and used. Impairments for the twelve months ended December 31, 2016 were comprised of $23.1 million on properties held for sale and $47.2 million on properties classified as held and used. Impairments for the twelve months ended December 31, 2015 were comprised of $15.0 million on properties held for sale and $55.4 million on properties classified as held and used.
Note 4. Debt
The debt of the Company and the Operating Partnership are the same, except for the presentation of the Convertible Notes. The Convertible Notes were issued by the Company. Subsequently, an intercompany note between the Company and the Operating Partnership was executed with terms identical to those of the Convertible Notes. Therefore, in the consolidated balance sheet of the Operating Partnership, the amounts related to the Convertible Notes are reflected as notes payable to Spirit Realty Capital, Inc., net. The Company's debt is summarized below:

	2017 Weighted Average Effective Interest Rates(1)	2017 Weighted Average Stated Rates (2)	2017 Weighted Average Maturity (3)	December 31, 2017	December 31, 2016
				(In Thousands)
Revolving Credit Facility	3.88%	2.44%	1.2	$112,000	$86,000
Term Loan	2.68%	2.50%	0.8	—	420,000
Master Trust Notes	5.52%	5.01%	5.2	2,248,504	1,672,706
CMBS - fixed-rate	5.78%	5.81%	4.6	332,647	528,427
Convertible Notes	5.32%	3.28%	2.3	747,500	747,500
Senior Unsecured Notes	4.65%	4.45%	8.7	300,000	300,000
Total debt	5.04%	4.35%	4.7	3,740,651	3,754,633
Debt discount, net				(61,399)	(52,894)
Deferred financing costs, net (4)				(39,572)	(37,111)
Total debt, net				$3,639,680	$3,664,628
(1) The effective interest rates include amortization of debt discount/premium, amortization of deferred financing costs, facility fees and non-utilization fees, where applicable, calculated for the year ended December 31, 2017.
(2) Represents the weighted average stated interest rate based on the outstanding principal balance as of December 31, 2017.
(3) Represents the weighted average maturity based on the outstanding principal balance as of December 31, 2017.
(4) The Company records deferred financing costs for the Revolving Credit Facility in deferred costs and other assets, net on its consolidated balance sheets.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Revolving Credit Facility
On March 31, 2015, the Company, as guarantor, and the Operating Partnership, as borrower, entered into the Credit Agreement that established a new $600.0 million unsecured credit facility. The Revolving Credit Facility matures on March 31, 2019 (extendible at the Operating Partnership's option to March 31, 2020, subject to satisfaction of certain requirements) and includes an accordion feature to increase the committed facility size up to $1.0 billion, subject to satisfying certain requirements and obtaining additional lender commitments. On April 27, 2016, the Company expanded the borrowing capacity under the Revolving Credit Facility from $600.0 million to $800.0 million by partially exercising the accordion feature under the terms of the Credit Agreement. The Revolving Credit Facility also includes a $50.0 million sub-limit for swing-line loans and up to $60.0 million available for issuance of letters of credit. Swing-line loans and letters of credit reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. On November 3, 2015, the Company entered into a first amendment to the Credit Agreement. The amendment conforms certain of the terms and covenants to those in the Term Loan Agreement, including limiting the requirement of subsidiary guaranties to material subsidiaries (as defined in the Credit Agreement) meeting certain conditions. At December 31, 2017, there were no subsidiaries meeting this requirement.
The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 0.875% to 1.55% per annum or a specified base rate plus 0.0% to 0.55% and requires a facility fee in an amount equal to the aggregate revolving credit commitments (whether or not utilized) multiplied by a rate equal to 0.125% to 0.30% per annum, in each case depending on the Corporation's credit rating. As of December 31, 2017, the Revolving Credit Facility bore interest at LIBOR plus 1.25% based on the Company's credit rating and incurred a facility fee of 0.25% per annum.
The Operating Partnership may voluntarily prepay the Revolving Credit Facility, in whole or in part, at any time, without premium or penalty, but subject to applicable LIBOR breakage fees, if any. Payment of the Revolving Credit Facility is unconditionally guaranteed by the Corporation and material subsidiaries that meet certain conditions (as defined in the Credit Agreement). The Revolving Credit Facility is full recourse to the Operating Partnership and the aforementioned guarantors.
As a result of entering into the Revolving Credit Facility and expanding the borrowing capacity, the Company incurred origination costs of $4.8 million. These deferred financing costs are being amortized to interest expense over the remaining initial term of the Revolving Credit Facility. The unamortized deferred financing costs relating to the Revolving Credit Facility were $1.6 million and $2.9 million, at December 31, 2017 and 2016, respectively, and were recorded in deferred costs and other assets, net on the accompanying consolidated balance sheets.
As of December 31, 2017, $112.0 million was outstanding, there was $688.0 million of borrowing capacity available under the Revolving Credit Facility and no outstanding letters of credit. The Operating Partnership's ability to borrow under the Revolving Credit Facility is subject to ongoing compliance with a number of customary financial covenants and other customary affirmative and negative covenants. As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these financial covenants.
Term Loan
On November 3, 2015, the Company entered into a Term Loan Agreement among the Operating Partnership, as borrower, the Company as guarantor and the lenders that are parties thereto. The Term Loan Agreement provides for a $325.0 million senior unsecured term facility that has an initial maturity date of November 2, 2018, which may be extended at the Company's option pursuant to two one-year extension options, subject to the satisfaction of certain conditions and payment of an extension fee. In addition, an accordion feature allows the facility to be increased up to $600.0 million, subject to obtaining additional lender commitments. During the fourth quarter of 2015 and 2016, the Company exercised the accordion feature per the Credit Agreement and increased the term facility borrowing capacity from $325.0 million to $370.0 million and $420.0 million, respectively.
The Term Loan Agreement provides that borrowings bear interest at either LIBOR plus 1.35% to 1.80% per annum or a specified base rate plus 0.35% to 0.80% per annum, at the Operating Partnership's option. In each case, the applicable margin is determined based upon the Corporation's leverage ratio. If the Corporation obtains at least two credit ratings on its senior unsecured long-term indebtedness of BBB- from S&P or Fitch, Inc. or Baa3 from Moody's, the Operating Partnership may make an irrevocable election to have the margin based upon the Corporation's credit ratings. In April

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

2016, the Corporation received a first time rating of BBB- from Fitch and was upgraded to a BBB- corporate issuer rating by S&P. As a result, the Operating Partnership elected to change the interest rate grid from leveraged based pricing to credit rating based pricing in the second quarter of 2016. Under credit rating based pricing, borrowings bear interest at either LIBOR plus 0.90% to 1.75% per annum or a specified base rate plus 0.0% to 0.75% per annum, in each case depending on the Corporation’s credit ratings.
The Operating Partnership may voluntarily prepay the Term Loan, in whole or in part, at any time, without premium or penalty, but subject to applicable LIBOR breakage fees. Borrowings may be repaid without premium or penalty, and may be re-borrowed within 30 days up to the then available loan commitment and subject to occurrence limitations within any twelve-month period. Payment of the Term Loan is unconditionally guaranteed by the Corporation and, under certain circumstances, by one or more material subsidiaries (as defined in the Term Loan Agreement) of the Corporation. The obligations of the Corporation and any guarantor under the Term Loan are full recourse to the Corporation and each guarantor.
As a result of entering into the Term Loan, the Company incurred origination costs of $2.4 million. These deferred financing costs are being amortized to interest expense over the remaining initial term of the Term Loan. As of December 31, 2017 and 2016, the unamortized deferred financing costs relating to the Term Loan were $0.7 million and $1.5 million, respectively, and were recorded net against the principal balance of mortgages and notes payable and the Term Loan for 2017 and 2016, respectively, on the accompanying consolidated balance sheets.
As of December 31, 2017, there was a zero outstanding balance and $420.0 million of borrowing capacity available under the Term Loan. The Operating Partnership's ability to borrow under the Term Loan is subject to ongoing compliance with a number of customary financial covenants and other customary affirmative and negative covenants. The Corporation has unconditionally guaranteed all obligations of the Operating Partnership under the Term Loan Agreement. As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these financial covenants.
Senior Unsecured Notes
On August 18, 2016, the Operating Partnership completed a private placement of $300.0 million aggregate principal amount of senior notes through a Rule 144A offering with registration rights, which are guaranteed by the Corporation. The Senior Unsecured Notes were issued at 99.378% of their principal amount, resulting in net proceeds of $296.2 million, after deducting transaction fees and expenses. The Senior Unsecured Notes accrue interest at a rate of 4.450% per year, payable on March 15 and September 15 of each year, until the maturity date of September 15, 2026. The Company filed a registration statement with the SEC to exchange the private Senior Unsecured Notes for registered Senior Unsecured Notes with substantially identical terms, which became effective April 14, 2017. All $300.0 million aggregate principal amount of private Senior Unsecured Notes were tendered in the exchange for registered Senior Unsecured Notes.
The Senior Unsecured Notes are redeemable in whole at any time or in part from time to time, at the Operating Partnership’s option, at a redemption price equal to the sum of: an amount equal to 100% of the principal amount of the Senior Unsecured Notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the redemption date; and a make-whole premium calculated in accordance with the indenture. Notwithstanding the foregoing, if any of the Senior Unsecured Notes are redeemed on or after June 15, 2026 (three months prior to the maturity date of the Senior Unsecured Notes), the redemption price will not include a make-whole premium.
In connection with the offering, the Operating Partnership incurred $3.4 million in deferred financing costs. This amount is being amortized to interest expense over the life of the Senior Unsecured Notes. The unamortized deferred financing costs relating to the Senior Unsecured Notes were $3.0 million and $3.1 million as of December 31, 2017 and 2016, respectively, and recorded net against the Senior Unsecured Notes principal balance on the accompanying consolidated balance sheets.
In connection with the issuance of the Senior Unsecured Notes, the Corporation and Operating Partnership are subject to ongoing compliance with a number of customary financial covenants and other customary affirmative and negative

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

covenants. As of December 31, 2017, the Corporation and the Operating Partnership were in compliance with these financial covenants.
Master Trust Notes
The Company has access to an asset-backed securitization platform, the Spirit Master Funding Program, to raise capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans. The Spirit Master Funding Program consists of two separate securitization trusts, Master Trust 2013 and Master Trust 2014, each of which have one or multiple bankruptcy-remote, special purpose entities as issuers or co-issuers of the notes. Each issuer is an indirect wholly-owned special purpose entity of the Corporation and of the Operating Partnership.
Master Trust 2013
In December 2013, an indirect wholly-owned subsidiary of the Company issued $330.0 million aggregate principal amount of investment grade rated net-lease mortgage notes comprised of $125.0 million of 3.89% interest-only notes expected to be repaid in December 2018 and $205.0 million of 5.27% amortizing notes expected to be repaid in December 2023.
Master Trust 2014
In November 2014, the existing issuers under Master Trust 2014 and two additional indirect wholly-owned subsidiaries of the Company, collectively as co-issuers, completed the issuance of $510.0 million aggregate principal amount of net-lease mortgage notes comprised of $150.0 million of 3.50% interest-only notes expected to be repaid in January 2020 and $360.0 million of 4.63% amortizing notes (interest-only through November 2017) expected to be repaid in January 2030.
In December 2017, the existing issuers under Master Trust 2014, collectively as co-issuers, completed the issuance of $674.4 million aggregate principal amount of net-lease mortgage notes comprised of $542.4 million of 4.36%, Class A, amortizing notes and $132.0 million of 6.35%, Class B, interest-only notes, each class of Notes have an anticipated repayment date in December 2022 and a legal final payment date in December 2047. (Refer to Note 17. Subsequent Events, regarding repricing of the Class B Notes). Spirit Realty acquired $27.1 million in aggregate principal amount of Class A Notes and $6.6 million in aggregate principal amount of Class B Notes from the Issuer to satisfy its regulatory risk retention obligations. In conjunction with the issuance, the Company pre-paid Series 2014-1 Class A1 of the 2014 notes.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The Master Trust Notes are summarized below:

	Stated Rates (1)	Maturity	December 31, 2017	December 31, 2016
		(in Years)	(in Thousands)
Series 2014-1 Class A1	—%	0.0	$—	$53,919
Series 2014-1 Class A2	5.4%	2.5	252,437	253,300
Series 2014-2	5.8%	3.2	222,683	226,283
Series 2014-3	5.7%	4.2	311,336	311,820
Series 2014-4 Class A1	3.5%	2.1	150,000	150,000
Series 2014-4 Class A2	4.6%	12.1	358,664	360,000
Series 2017-1 Class A (2)	4.4%	5.0	515,280	—
Series 2017-1 Class B (2)	6.4%	5.0	125,400	—
Total Master Trust 2014 notes	5.0%	5.4	1,935,800	1,355,322
Series 2013-1 Class A	3.9%	1.0	125,000	125,000
Series 2013-2 Class A	5.3%	6.0	187,704	192,384
Total Master Trust 2013 notes	4.7%	4.0	312,704	317,384
Total Master Trust Notes			2,248,504	1,672,706
Debt discount, net			(36,188)	(18,787)
Deferred financing costs, net			(24,010)	(16,376)
Total Master Trust Notes, net			$2,188,306	$1,637,543
(1) Represents the individual series stated interest rate as of December 31, 2017 and the weighted average stated rate of the total Master Trust Notes, based on the collective series outstanding principal balances as of December 31, 2017.
(2) The Operating Partnership acquired $27.1 million in aggregate principal amount of Class A Notes and $6.6 million in aggregate principal amount of Class B Notes to satisfy its regulatory risk retention obligations.
As of December 31, 2017, the Master Trust 2014 notes were secured by 815 owned and financed properties issued by 5 indirect wholly-owned subsidiaries of the Corporation. The notes issued under Master Trust 2014 are cross-collateralized by the assets of all issuers within this trust. As of December 31, 2017, the Master Trust 2013 notes were secured by 296 owned and financed properties issued by a single indirect wholly-owned subsidiary of the Corporation.
CMBS
As of December 31, 2017, indirect wholly-owned special purpose entity subsidiaries of the Corporation were borrowers under 6 fixed-rate non-recourse loans, excluding six defaulted loans, which have been securitized into CMBS and are secured by the borrowers' respective leased properties and related assets. The stated interest rates as of December 31, 2017 for these fixed-rate notes ranged from 4.67% to 6.00% with a weighted average stated rate of 5.35%. As of December 31, 2017, these fixed-rate loans were secured by 100 properties. As of December 31, 2017 and December 31, 2016, the unamortized deferred financing costs associated with the CMBS loans were $3.9 million and $4.7 million, respectively, and recorded net against the principal balance of the mortgages and notes payable on the accompanying consolidated balance sheets. The deferred financing costs are being amortized to interest expense over the term of the respective loans. During June, 2016, the Company repaid the remaining eight CMBS variable-rate loans and terminated the related interest rate swap agreements.
As of December 31, 2017, certain borrowers were in default under the loan agreements relating to six separate CMBS fixed-rate loans where eight properties securing the respective loans were no longer generating sufficient revenue to pay the scheduled debt service. The default interest rate on these loans was between 7.53% and 10.62%. Each defaulted borrower is a bankruptcy remote special purpose entity and the sole owner of the collateral securing the loan obligations. As of December 31, 2017, the aggregate principal balance under the defaulted CMBS loans was $64.3 million, which includes $13.2 million of interest added to principal. In addition, approximately $1.5 million of lender controlled restricted cash is being held in connection with these loans that may be applied to reduce amounts owed.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Convertible Notes
In May 20, 2014, the Company issued $402.5 million aggregate principal amount of 2.875% convertible notes due in 2019 and $345.0 million aggregate principal amount of 3.75% convertible notes due in 2021. Interest on the Convertible Notes is payable semiannually in arrears on May 15 and November 15 of each year. The 2019 Notes will mature on May 15, 2019 and the 2021 Notes will mature on May 15, 2021. Proceeds from the issuance were contributed to the Operating Partnership and are recorded as a note payable to Spirit Realty Capital, Inc., on the consolidated balance sheets of the Operating Partnership.
The Convertible Notes are convertible only during certain periods and, subject to certain circumstances, into cash, shares of the Corporation's common stock, or a combination thereof. The initial conversion rate applicable to each series is 76.3636 per $1,000 principal note (equivalent to an initial conversion price of $13.10 per share of common stock, representing a 22.5% premium above the public offering price of the common stock offered concurrently at the time the Convertible Notes were issued). The conversion rate is subject to adjustment for certain anti-dilution events, including special distributions and regular quarterly cash dividends exceeding $0.16625 per share. As of December 31, 2017, the conversion rate was 77.3144 per $1,000 principal note. Earlier conversion may be triggered if shares of the Corporation's common stock trades higher than the established thresholds, if the Convertible Notes trade below established thresholds, or certain corporate events occur.
In connection with the issuance of the Convertible Notes, the Company recorded a discount of $56.7 million, which represents the estimated value of the embedded conversion feature for each of the Convertible Notes. The discount is being amortized to interest expense using the effective interest method over the term of each of the 2019 Notes and 2021 Notes. As of December 31, 2017 and December 31, 2016, the unamortized discount was $23.7 million and $33.5 million, respectively. The discount is shown net against the aggregate outstanding principal balance of the Convertible Notes on the accompanying consolidated balance sheets. The equity component of the conversion feature is recorded in capital in excess of par value in the accompanying consolidated balance sheets, net of financing transaction costs.
In connection with the offering, the Company also incurred $19.6 million in deferred financing costs. This amount has been allocated on a pro-rata basis to each of the Convertible Notes and is being amortized to interest expense over the term of each note. As of December 31, 2017 and December 31, 2016, the unamortized deferred financing costs relating to the Convertible Notes was $8.0 million and $11.4 million, respectively, and recorded net against the Convertible Notes principal balance on the accompanying consolidated balance sheets.
Debt Extinguishment
During the year ended December 31, 2017, the Company extinguished a total of $238.5 million aggregate principal amount of indebtedness with a weighted average contractual interest rate of 5.5%. As a result of these transactions, the Company recognized a net loss on debt extinguishment of approximately $1.6 million. The loss was primarily attributable to the lender make-whole payment associated with early payoff of one series of the Master Trust 2014 notes.
During the year ended December 31, 2016, the Company extinguished a total of $883.0 million aggregate principal amount of senior mortgage indebtedness with a weighted average contractual interest rate of 6.01%. As a result of these transactions, the Company recognized a net gain on debt extinguishment during the year ended December 31, 2016 of approximately $0.2 million. The gain was primarily attributable to the extinguishment of seven defaulted mortgage loans upon the sale of the related properties to third parties.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Debt Maturities
As of December 31, 2017, scheduled debt maturities of the Company’s Revolving Credit Facilities, Term Loan, mortgages and notes payable and Convertible Notes, including balloon payments, are as follows (in thousands):

	Scheduled Principal	Balloon Payment	Total
2018 (1)	$41,877	$189,312	$231,189
2019	44,135	514,500	558,635
2020	48,910	365,903	414,813
2021	32,402	554,753	587,155
2022	32,557	983,480	1,016,037
Thereafter	188,177	744,645	932,822
Total	$388,058	$3,352,593	$3,740,651
(1) The balloon payment balance in 2018 includes $64.3 million for the acceleration of principal payable, including $13.2 million of capitalized interest, following an event of default under 6 separate non-recourse CMBS loans.
Interest Expense
The following table is a summary of the components of interest expense related to the Company's borrowings (in thousands):

	Years Ended December 31,
	2017	2016	2015
Interest expense – Revolving Credit Facilities (1)	$7,957	$3,314	$2,698
Interest expense – Term Loan	9,793	5,218	888
Interest expense – mortgages and notes payable	111,049	143,233	184,439
Interest expense – Convertible Notes (2)	24,509	24,509	24,509
Interest expense – Unsecured Senior Notes	13,351	4,932	—
Non-cash interest expense:
Amortization of deferred financing costs	9,896	9,070	7,937
Amortization of net losses related to interest rate swaps	—	93	108
Amortization of debt discount/(premium), net	13,572	6,217	2,322
Total interest expense	$190,127	$196,586	$222,901
(1) Includes facility fees of approximately $2.1 million, $2.0 million and $1.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.
(2) Included in interest expense on the Operating Partnership's consolidated statements of operations are amounts paid to the Corporation by the Operating Partnership related to the notes payable to Spirit Realty Capital, Inc.
Note 5. Derivative and Hedging Activities
The Company uses interest rate derivative contracts to manage its exposure to changes in interest rates on its variable rate debt. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value. Assessments of hedge effectiveness are performed quarterly using regression analysis and the measurement of hedge ineffectiveness is based on the hypothetical derivative method. The effective portion of changes in fair value are recorded in AOCL and subsequently reclassified to earnings when the hedged transactions affect earnings. The

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

ineffective portion is recorded immediately in earnings in general and administrative expenses. The Company does not enter into derivative contracts for speculative or trading purposes.

The Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company evaluates counterparty credit risk through monitoring the creditworthiness of counterparties, which includes review of debt ratings and financial performance. To mitigate its credit risk, the Company enters into agreements with counterparties it considers credit-worthy, such as large financial institutions with favorable credit ratings.
During June 2016, the Company terminated the remaining interest rate swap agreements upon the repayment of eight CMBS variable-rate loans. The Company paid $1.7 million to terminate these interest rate swap agreements and recognized a loss of $1.7 million, which is included in general and administrative expenses. The Company has not entered into any new derivative contracts as of December 31, 2017.
The following tables provide information about the amounts recorded in AOCL, as well as the loss recorded in operations, when reclassified out of AOCL or recognized in earnings immediately, for the years ended December 31, 2017, 2016, and 2015, respectively (in thousands):

	Amount of Loss Recognized in AOCL on Derivative (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2017	2016	2015
Interest rate swaps	$—	$(1,137)	$(1,190)

	Amount of Loss Reclassified from AOCL into Operations (Effective Portion)
	Years Ended December 31,
Location of Loss Reclassified from AOCL into Operations	2017	2016	2015
Interest expense	$—	$(459)	$(1,169)

	Amount of Loss Recognized in Operations on Derivative (Ineffective Portion)
	Years Ended December 31,
Location of Loss or Recognized in Operations on Derivatives	2017	2016	2015
General and administrative expense (1)	$—	$(1,706)	$(78)

	Derivatives Not Designated as Hedging Instruments
	Years Ended December 31,
Location of Loss Recognized in Operations on Derivatives	2017	2016	2015
General and administrative expense	$—	$(18)	$—
(1) The year ended December 31, 2015 includes a loss of $76 thousand that was reclassified from AOCL in the balance sheet resulting from hedged transactions that were no longer probable of occurring as the swaps were terminated prior to their respective maturity dates.
Note 6. Income Taxes
The Company’s total income tax expense was as follows (in thousands):

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

	Years Ended December 31,
	2017	2016	2015
State income tax	$394	$899	$601
REIT state built-in gain tax expense	—	47	—
Federal income tax	—	19	—
Total income tax expense	$394	$965	$601
The Company’s deferred income tax expense and its ending balance in deferred tax assets and liabilities, which are recorded within accounts payable, accrued expenses and other liabilities in the accompanying consolidated balance sheets, were immaterial at December 31, 2017, 2016 and 2015.
On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted, reducing the U.S. federal corporate income tax rate from 35% to 21%, among other changes. The SEC staff issued Staff Accounting Bulletin 118, which provides guidance on accounting for the tax effects of the Act for which the accounting under ASC 740, Income Taxes (“ASC 740”) is incomplete. To the extent that a company's accounting for certain income tax effects of the Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before enactment of the Act. The Company believes the impact of the Act to its consolidated financial statements is immaterial; however, the Company is still analyzing certain aspects of the Act. Future regulatory and rulemaking interpretations or other guidance could affect the Company’s analysis and tax position.
To the extent that the Company acquires property that has been owned by a C corporation in a transaction in which the tax basis of the property carries over, and the Company recognizes a gain on the disposition of such property during the subsequent recognition period, it will be required to pay tax at the regular corporate tax rate to the extent of such built-in gain. No properties subject to state built-in gain tax were sold during 2017.
The Corporation has federal net operating loss carry-forwards for income tax purposes totaling $66.1 million for each of the years ended December 31, 2017, 2016 and 2015. These losses, which begin to expire in 2027 through 2034, are available to reduce future taxable income or distribution requirements, subject to certain ownership change limitations.
The Company files federal, state and local income tax returns. All federal tax returns for years prior to 2014 are no longer subject to examination. Additionally, state tax returns for years prior to 2013 are generally no longer subject to examination. The Company’s policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at December 31, 2017, 2016 and 2015. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.
For the years ended December 31, 2017, 2016 and 2015, common stock dividends paid were characterized for tax as follows (per share):

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Ordinary income	$0.49	$0.52	$0.42
Return of capital	0.16	0.15	0.26
Capital gain	0.07	0.03	—
Total	$0.72	$0.70	$0.68
Note 7. Stockholders’ Equity and Partners' Capital
Issuance of Preferred Stock

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

On October 3, 2017, the Company completed an underwritten public offering of 6,900,000 shares of 6.000% Series A Cumulative Redeemable Preferred Stock, including 900,000 shares sold pursuant to the underwriter's option to purchase additional shares. Gross proceeds raised from the issuance were $172.5 million; net proceeds were approximately $166.2 million after deducting underwriter discounts and offering costs paid by the Company.
The Series A Preferred Stock will pay cumulative cash dividends at the rate of 6.000% per annum on their liquidation preference of $25.00 per share (equivalent to $0.375 per share on a quarterly basis and $1.50 per share on an annual basis). Dividends are payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on December 31, 2017. The Series A Preferred Stock trades on the NYSE under the symbol “SRC-A”.
The Company may not redeem the Series A Preferred Stock prior to October 3, 2022, except in limited circumstances to preserve its status as a real estate investment trust, and pursuant to the special optional redemption provision described below. On and after October 3, 2022, the Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends up to but excluding the redemption date. In addition, upon the occurrence of a change of control, the Company may, at its option, exercise the special optional redemption provision and redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the date of redemption.

The preferred stock offering resulted in the Operating Partnership concurrently issuing 6,900,000 Series A Preferred Units (“Limited Partner Series A Preferred Units”) that have substantially the same terms as the Series A Preferred Stock.

Issuance of Common Stock
On April 15, 2016, the Company completed an underwritten public offering of 34.5 million shares of its common stock, at $11.15 per share, including 4.5 million shares sold pursuant to the underwriter’s option to purchase additional shares. Gross proceeds raised from the offering were approximately $384.7 million; net proceeds were approximately $368.9 million after deducting underwriter discounts and offering costs paid by the Company.
In April 2015, the Company completed an underwritten public offering of 23.0 million shares of its common stock, at $11.85 per share, including 3.0 million shares sold pursuant to the underwriter’s option to purchase additional shares. Gross proceeds raised were approximately $272.6 million; net proceeds were approximately $268.7 million after deducting underwriter discounts and offering costs paid by the Company. The net proceeds from the offering were used to repay the outstanding balances under the Revolving Credit Facility and Line of Credit. The remaining net proceeds were used to fund acquisitions and for general corporate purposes (including additional repayments of borrowings outstanding from time to time under the Revolving Credit Facilities).
ATM Program
In April 2014, the Corporation commenced a continuous equity offering under which the Corporation may sell up to an aggregate $350.0 million worth of shares of its common stock from time to time through broker-dealers in the ATM Program. The Corporation may sell the shares in amounts and at times to be determined by the Corporation, but has no obligation to sell any of the shares in the ATM Program.
Since inception of the ATM Program through December 31, 2016, the Corporation sold an aggregate total of 27.3 million shares of its common stock, at a weighted average share price of $11.92, for aggregate gross proceeds of $325.5 million and aggregate net proceeds of $320.0 million after payment of commissions and other issuance costs of $5.4 million.
In November, 2016, the Board of Directors approved a new $500.0 million ATM Program and the Company terminated it's existing program. As of December 31, 2017, no shares had been sold under the new ATM Program.
Stock Repurchase Programs

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

In February 2016, the Company's Board of Directors approved a stock repurchase program, which authorized the Company to repurchase up to $200.0 million of its common stock over the 18 month time period following authorization. During the year ended December 31, 2017, a total of 26,337,295 shares of the Company's outstanding common stock were repurchased in open market transactions under the stock repurchase program, at a weighted average price of $7.59 per share, equivalent to the full $200.0 million authorized. Fees associated with the share repurchase of $0.5 million are included in retained earnings.
In August 2017, the Company's Board of Directors approved a new stock repurchase program, which authorizes the Company to repurchase up to $250.0 million of its common stock. These purchases can be made in the open market or through private transactions from time to time over the 18 month time period following authorization, depending on prevailing market conditions and applicable legal and regulatory requirements. Purchase activity will be dependent on various factors, including the Company's capital position, operating results, funds generated by asset sales, dividends that may be required by those sales, and investment options that may be available, including acquiring new properties or retiring debt. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at the Company's discretion. The Company intends to fund any repurchases with the net proceeds from asset sales, cash flows from operations, existing cash on the balance sheet and other sources. As of December 31, 2017, 9,502,670 shares of the Company's common stock have been repurchased in open market transactions under the stock repurchase program, at a weighted average price of $8.67 per share, leaving $167.6 million in available capacity. Fees associated with the repurchases of $0.2 million, are included in retained earnings.
Dividends Declared
In fiscal years 2017 and 2016, the Company's Board of Directors declared the following preferred and common stock dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (1)	Payment Date
			(in Thousands)
2017
Preferred Stock
December 8, 2017	$0.3667	December 19, 2017	$2,530	December 29, 2017
Common Stock
March 15, 2017	$0.1800	March 31, 2017	$87,122	April 14, 2017
June 15, 2017	0.1800	June 30, 2017	82,422	July 14, 2017
September 15, 2017	0.1800	September 29, 2017	82,062	October 13, 2017
December 8, 2017	0.1800	December 29, 2017	80,796	January 12, 2018
Total Common Dividend	$0.7200		$332,402

2016
Common Stock
March 15, 2016	$0.1750	March 31, 2016	$77,596	April 15, 2016
June 15, 2016	0.1750	June 30, 2016	83,940	July 15, 2016
September 15, 2016	0.1750	September 30, 2016	84,604	October 14, 2016
December 15, 2016	0.1800	December 30, 2016	87,040	January 13, 2017
Total Common Dividend	$0.7050		$333,180
(1) Net of estimated forfeitures of approximately $3,300 and $12,000 for the years ended December 31, 2017 and December 31, 2016, respectively, for dividends declared on employee restricted stock awards that are reported in general and administrative on the accompanying consolidated statements of operations.
The dividends declared in December 2017 were paid in January 2018, and were included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Note 8. Commitments and Contingencies
The Company is periodically subject to claims or litigation in the ordinary course of business, including claims generated from business conducted by tenants on real estate owned by the Company. In these instances, the Company is typically indemnified by the tenant against any losses that might be suffered, and the Company and/or the tenant are insured against such claims.
On September 8, 2015, Haggen Holdings, LLC and a number of its affiliates, including Haggen Operations Holdings, LLC, (collectively, the "Debtors") filed petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. At the time of the filing, Haggen Operations Holdings, LLC leased 20 properties on a triple net basis from a subsidiary of the Company under a master lease.

•	On November 25, 2015, Haggen and Spirit restructured the master lease in an initial settlement agreement with approved claims of $21.0 million.

•	On April 1, 2016, Spirit entered into a second settlement agreement with both Haggen and Albertsons, LLC for $3.4 million and $3.0 million, respectively.

•
As a result of the settlements, the leases for seven locations were rejected and the leases for thirteen locations were assumed by the Debtors and assigned to the following tenants: five locations to Albertsons, LLC, five locations to Smart & Final, LLC, two locations to Gelson's Markets and one location to Safeway, Inc.

•
As of December 31, 2017, the Company has sold ten of the properties for total proceeds of $110.3 million, including six of the original seven rejected locations, resulting in nine locations with leases in-place under substantially the same terms and rent (inclusive of the $3.0 million settlement related to rent reduction for an amended lease with Albertsons, LLC) and one location that remains vacant.

At December 31, 2017, there were no outstanding claims against the Company that are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.
At December 31, 2017, the Company had commitments totaling $63.4 million, of which $29.3 million relates to future acquisitions with the remainder to fund improvements on properties the Company currently owns. Commitments related to acquisitions contain standard cancellation clauses contingent on the results of due diligence. Of the $63.4 million of total commitments, $59.5 million is expected to be funded during fiscal year 2018. In addition, the Company is contingently liable for $5.7 million of debt owed by one of its tenants until the maturity of the debt on March 15, 2022 and is indemnified by that tenant for any payments the Company may be required to make on such debt.
The Company estimates future costs for known environmental remediation requirements when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. The Company considers various factors when estimating its environmental liabilities, and adjustments are made when additional information becomes available that affects the estimated costs to study or remediate any environmental issues. When only a wide range of estimated amounts can be reasonably established and no other amount within the range is better than another, the low end of the range is recorded in the consolidated financial statements. As of December 31, 2017, no accruals have been made.
The Company leases its current corporate office space and certain operating equipment under non-cancelable agreements from unrelated third parties. Total rental expense included in general and administrative expense amounted to $0.9 million, $1.5 million and $0.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company's lease of its current corporate office space has an initial term that expires on January 31, 2027 and is renewable at the Company's option for two additional periods of five years each after the initial term. The Company is also a lessee under thirteen long-term, non-cancelable ground leases under which it is obligated to pay monthly rent as of December 31, 2017. Total rental expense included in property costs amounted to $1.5 million, $1.4 million and $1.2 million for each of the years ended December 31, 2017, 2016 and 2015, respectively. Certain ground lease rental expenses are reimbursed by unrelated third parties, and the corresponding rental revenue is recorded in rentals on the accompanying consolidated statements of operations.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The Company’s minimum aggregate rental commitments under all non-cancelable operating leases as of December 31, 2017 are as follows (in thousands):

	Ground Leases	Office and Equipment Leases	Total
2018	$1,630	$1,527	$3,157
2019	1,646	1,532	3,178
2020	1,649	1,529	3,178
2021	1,655	1,532	3,187
2022	1,578	1,547	3,125
Thereafter	21,543	6,474	28,017
Total	$29,701	$14,141	$43,842
Note 9. Fair Value Measurements
Fair Value Measurements
The fair value measurement framework specifies a hierarchy of valuation inputs which was established to increase consistency, clarity and comparability in fair value measurements and related disclosures. The fair value hierarchy is based upon three levels of inputs that may be used to measure fair value, two of which are considered observable and one that is considered unobservable. The following describes the three levels:

•	Level 1 – Valuation is based upon quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Valuation is based upon inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company's own assumptions.
Recurring Fair Value Measurements
The Company did not have any assets or liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2017 and December 31, 2016.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Nonrecurring Fair Value Measurements
Fair value measurement of an asset on a nonrecurring basis occurs when events or changes in circumstances related to an asset indicate that the carrying amount of the asset is no longer recoverable. The following table sets forth the Company’s assets that were accounted for at fair value on a nonrecurring basis as of December 31, 2017 and 2016 (in thousands):

		Fair Value Hierarchy Level
Description	Fair Value	Level 1	Level 2	Level 3
December 31, 2017
Retail	21,598			21,598
Industrial	750			750
Office	5,964			5,964
Long-lived assets held and used	$28,312	$—	$—	$28,312
Long-lived assets held for sale	42,142	—	—	42,142

December 31, 2016
Retail	33,766	—	—	33,766
Industrial	2,394	—	—	2,394
Office	8,538	—	—	8,538
Long-lived assets held and used	$44,698	$—	$—	$44,698
Lease intangible assets	6,384	—	—	6,384
Other assets	27	—	—	27
Long-lived assets held for sale	24,493	—	—	24,493
Real estate assets and their related intangible assets are evaluated for impairment based on certain indicators including, but not limited to: the asset being held for sale, vacant, non-operating or the lease on the asset expiring in twelve months or less. The fair values of impaired real estate and intangible assets were determined by using the following information, depending on availability, in order of preference: signed purchase and sale agreements or letters of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate. Based on these inputs, the Company determined that its valuation of the impaired real estate and intangible assets falls within Level 3 of the fair value hierarchy.
For the years ended December 31, 2017 and 2016, we determined that 18 and 33 long-lived assets held and used, respectively, were impaired.
For 17 of the held and used properties impaired during the year ended December 31, 2017 and 16 of the held and used properties impaired during the year ended December 31, 2016, the Company estimated property fair value using price per square foot of comparable properties. The following table provides information about the price per square foot of comparable properties inputs used:

	December 31, 2017			December 31, 2016
Description	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held and used by asset type
Retail	$13.66 - $305.05	$55.68	364,940	$17.17 - $502.23	$58.78	290,770
Industrial	$3.30 - $8.56	$5.35	370,824	$26.43	$26.43	104,864
Office	$24.82 - $244.86	$40.14	161,346	$35.00	$35.00	135,675

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

For the remaining one held and used property impaired during the year ended December 31, 2017 and 17 held and used properties impaired during the year ended December 31, 2016, the Company estimated property fair value using price per square foot of the listing price or a broker opinion of value. The following table provides information about the price per square foot of listing price and broker opinion of value inputs used:

	December 31, 2017			December 31, 2016
Description	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held and used by asset type
Retail	$88.89 - $88.89	$88.89	22,500	$15.40 - $170.02	$40.80	516,916
Industrial	—	—	—	$9.09	$9.09	149,627
Office	—	—	—	$56.81	$56.81	34,992
For the years ended December 31, 2017 and 2016, we determined that 8 and 9 long-lived assets held for sale, respectively, were impaired. The Company estimated property fair value of held for sale properties using price per square foot from the signed purchase and sale agreements. The following table provides information about the price per square foot from signed purchase and sale agreements used:

	December 31, 2017			December 31, 2016
Description	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held for sale by asset type
Retail	$55.30 - $346.23	$230.52	150,376	$19.66 - $393.02	$95.11	265,610
Industrial	$24.02 - $54.21	$37.09	223,747	—	—	—
Estimated Fair Value of Financial Instruments
Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, and accounts receivable and payable. Generally, these assets and liabilities are short-term in duration and are recorded at cost, which approximates fair value, on the accompanying consolidated balance sheets.
In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair values. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2017 and 2016. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The estimated fair values of the loans receivable, Revolving Credit Facility, Term Loan, Senior Unsecured Notes, Convertible Notes and the fixed-rate mortgages and notes payable have been derived based on market quotes for comparable instruments or discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The loans receivable, Revolving Credit Facility, Term Loan, Senior Unsecured Notes, Convertible Notes and the mortgages and notes payable were measured using a market approach from nationally recognized financial institutions with market observable inputs such as interest rates and credit analytics. These measurements are classified as Level 2 of the fair value hierarchy. The following table discloses fair value information for these financial instruments (in thousands):

	December 31, 2017		December 31, 2016
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Loans receivable, net	$79,967	$82,886	$66,578	$71,895
Revolving Credit Facility, net	112,000	111,997	86,000	87,718
Term Loan, net (2)	—	—	418,471	428,441
Senior Unsecured Notes (1)	295,321	299,049	295,112	283,473
Convertible Notes, net (1)	715,881	761,440	702,642	784,175
Mortgages and notes payable, net (1)	2,516,478	2,657,599	2,162,403	2,282,142
(1) The carrying value of the debt instruments are net of unamortized deferred financing costs and certain debt discounts/premiums.
(2) The carrying value of the debt instrument as of December 31, 2016 is net of unamortized deferred financing costs.
Note 10. Significant Credit and Revenue Concentration
As of December 31, 2017 and 2016, the Company’s real estate investments are operated by 419 and 450 tenants, respectively, that operate within retail, office and industrial property types across various industries throughout the U.S. Shopko operates in the general merchandise industry and is the Company’s largest tenant as a percentage of rental revenue. Total rental revenues from properties leased to Shopko for the years ended December 31, 2017 and 2016, contributed 7.7% and 9.0%, respectively, of the rental revenue shown in the accompanying consolidated statements of operations. No other tenant contributed 4% or more of the rental revenue during any of the periods presented. As of December 31, 2017 and 2016, the Company's net investment in Shopko properties represents approximately 5.1% and 5.8%, respectively, of the Company's total assets shown in the accompanying consolidated balance sheets.

Note 11. Discontinued Operations
Effective January 1, 2014, the Company adopted ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, under which only disposals representing a strategic shift in operations of the Company and that have (or will have) a major effect on the Company’s operations and financial results are to be presented as discontinued operations. Previously, only properties that were reported as held for sale as of December 31, 2013, were presented in discontinued operations and net gains or losses from the disposition of these properties were reclassified to discontinued operations.

On May 31, 2018, the Company completed the Spin-Off of SMTA by means of a pro rata distribution of one share of SMTA common stock for every ten shares of the Corporation's common stock held by each of the Corporation's stockholders of record as of May 18, 2018. The Company determined that the Spin-Off represented a strategic shift that has a major effect on the Company's results and, therefore, SMTA's operations qualify as discontinued operations. Accordingly, the historical financial results of SMTA are reflected in our consolidated financial statements as discontinued operations for all periods presented.
The assets and liabilities related to discontinued operations are separately classified on the consolidated balance sheets as of December 31, 2017 and 2016, and the operations have been classified as income from discontinued operations on the consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015. The

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

consolidated statements of cash flows and all other notes herein include the results of both continuing operations and discontinued operations.
Also included in discontinued operations below are properties that were reported as held for sale as of December 31, 2013, all of which related to SMTA.
The table below summarizes the Company's assets and liabilities related to discontinued operations reported in its consolidated balance sheets.

(in thousands)	December 31, 2017	December 31, 2016
Assets
Investments:
Real estate investments:
Land and improvements	$990,575	$978,556
Buildings and improvements	1,702,926	1,629,555
Total real estate investments	2,693,501	2,608,111
Less: accumulated depreciation	(572,075)	(508,047)
	2,121,426	2,100,064
Loans receivable, net	1,501	5,698
Intangible lease assets, net	103,651	114,558
Real estate asset held for sale, net	28,460	59,709
Net investments	2,255,038	2,280,029
Cash and cash equivalents	6	4,145
Deferred costs and other assets, net	109,096	54,736
Goodwill	28,740	28,740
Total assets of discontinued operations	$2,392,880	$2,367,650

Liabilities
Mortgages and notes payable, net	$1,926,834	$1,339,614
Intangible lease liabilities, net	24,729	30,232
Accounts payable, accrued expenses and other liabilities	17,277	12,239
Total liabilities of discontinued operations	$1,968,840	$1,382,085

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The table below provides information about income and expenses related to the Company's discontinued operations reported in its consolidated statements of operations.

	Year Ended December 31,
(in thousands)	2017	2016	2015
Revenues:
Rentals	$229,668	$240,247	$253,360
Interest income on loans receivable	445	1,854	3,301
Tenant reimbursement income	1,836	2,238	2,025
Other income	5,748	6,295	6,407
Total revenues	237,697	250,634	265,093
Expenses:
General and administrative	4,552	2,008	2,071
Transaction costs	6,361	—	—
Property costs (including reimbursable)	10,644	6,750	6,658
Real estate acquisition costs	(78)	325	393
Interest	76,733	77,896	83,718
Depreciation and amortization	82,333	89,240	94,155
Impairments	40,733	26,880	20,348
Total expenses	221,278	203,099	207,343
Income from discontinued operations before other income and income tax expense	16,419	47,535	57,750
Other income:
Loss on debt extinguishment	(2,224)	(1,372)	(787)
Gain on disposition of assets	22,408	22,742	69,072
Total other income	20,184	21,370	68,285
Income from discontinued operations before income tax expense	36,603	68,905	126,035
Income tax benefit (expense)	117	(97)	(122)
Income from discontinued operations	$36,720	$68,808	$125,913
The table below provides information about operating and investing cash flows related to the Company's discontinued operations reported in its consolidated statements of cash flows.

	Year Ended December 31,
(in thousands)	2017	2016	2015
Net cash provided by operating activities	$143,939	$160,279	$172,654
Net cash provided by investing activities	135,880	99,542	262,393
Continuing Involvement
Subsequent to the Spin-Off, the Company will have continuing involvement with SMTA through the terms of the Asset Management Agreement, Property Management and Servicing Agreement and ownership of preferred equity of SMTA.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Note 12. Supplemental Cash Flow Information
The following table presents the supplemental cash flow disclosures (in thousands):

	Years Ended December 31,
	2017	2016	2015
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Reduction and assumption of debt through sale of certain real estate properties	$39,141	$7,208	$30,555
Financing provided in connection with disposition of assets	24,015	—	—
Net real estate and other collateral assets surrendered to lender	38,547	30,381	7,384
Reduction of debt in exchange for collateral assets	—	47,025	7,904
Real estate acquired in exchange for loans receivable	—	26,609	—
Reclass of residual value on expired deferred financing lease to operating asset	11,088	—	—
Accrued interest capitalized to principal (1)	3,839	4,332	6,035
Accrued performance share dividend rights	817	489	564
Distributions declared and unpaid	80,792	87,055	76,940
Supplemental Cash Flow Disclosures:
Cash paid for interest	$163,623	$182,105	$206,115
Cash paid for taxes	911	914	1,919
(1) Accrued and overdue interest on certain CMBS notes that have been intentionally placed in default.
Note 13. Incentive Award Plan and Employee Benefit Plan
Amended Incentive Award Plan
Under the Amended Incentive Award Plan, the Company may grant equity incentive awards to eligible employees, directors and other service providers. Awards under the Amended Incentive Award Plan may be in the form of stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation rights, performance awards, stock payment awards, performance share awards, LTIP units and other incentive awards. If an award under the Amended Incentive Award Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Incentive Award Plan. As of December 31, 2017, 4.1 million shares remained available for award under the Amended Incentive Award Plan.
During the years ended December 31, 2017, 2016 and 2015, portions of awards of restricted common stock granted to certain of the Company’s officers and other employees vested. The vesting of these shares, granted pursuant to the Amended Incentive Award Plan, resulted in federal and state income tax liabilities for the recipients. As permitted by the terms of the Amended Incentive Award Plan and the award grants, certain executive officers and employees elected to surrender 0.4 million, 0.1 million and 0.4 million shares of common stock, respectively, valued at $3.5 million, $0.8 million and $4.3 million, respectively, solely to pay the associated minimum statutory tax withholdings during the years ended December 31, 2017, 2016 and 2015. Common shares repurchased are considered retired under Maryland law and the cost of the stock repurchased is recorded as a reduction to common stock and accumulated deficit on the consolidated balance sheets.
Restricted Shares of Common Stock
During the year ended December 31, 2017, the Company granted 1.1 million restricted shares under the Amended Incentive Award Plan to certain executive officers, employees and members of the Board of Directors. The fair value of the restricted stock grants was determined based on the Company's closing stock price on the date of grant. The Company recorded $9.9 million in deferred compensation associated with these grants, which will be recognized in

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

expense over the requisite service period, generally which is three years, with a remaining weighted average recognition period of 1.9 years.
The following table summarizes restricted share activity under the Amended Incentive Award Plan:

	2017		2016		2015
	Number of Shares	Weighted Average Price (1) (per share)	Number of Shares	Weighted Average Price (1) (per share)	Number of Shares	Weighted Average Price (1) (per share)
Outstanding non-vested shares, beginning of year	1,034,615	$12.55	771,003	$11.29	1,299,807	$9.12
Shares granted	1,103,563	9.23	948,793	12.58	495,688	11.87
Shares vested	(657,671)	11.30	(562,581)	11.10	(1,005,088)	8.77
Shares forfeited	(45,804)	11.66	(122,600)	11.56	(19,404)	11.53
Outstanding non-vested shares, end of year	1,434,703	$10.60	1,034,615	$12.55	771,003	$11.29
(1) Based on grant date fair values.
The Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, effective January 1, 2017 and made an accounting policy election to recognize stock-based compensation forfeitures as they occur, whereas previously stock-based compensation forfeitures were estimated and recognized based on historical forfeiture rates.
Performance Share Awards
Since August 2013, performance share awards have been granted to executive officers upon approval from the Board of Directors or committee thereof. These awards are granted at a target number of units and represent shares that are potentially issuable in the future. The performance share awards vest based on the Company’s stock price and dividend performance, TSR, at the end of, generally, three-year periods relative to a group of industry peers. Potential shares of the Corporation's common stock that each participant is eligible to receive is based on the initial target number of shares granted multiplied by a percentage range between 0% and 250%. Grant date fair value of the performance share awards was calculated using the Monte Carlo simulation model, which incorporated stock price correlation, projected dividend yields and other variables over the time horizons matching the performance periods. Stock-based compensation expense associated with unvested performance share awards is recognized on a straight-line basis over the minimum required service period, with a remaining weighted average recognition period of 2.2 years as of December 31, 2017.
In addition, final shares issued under each performance share award entitle its holder to a cash payment equal to the aggregate declared dividends with record dates during the performance period, beginning on the grant date and ending the day before the awards are released. The projected shares to be awarded are not considered issued under the Amended Incentive Award Plan until the performance period has ended and the actual number of shares to be released is determined. The performance shares and dividend rights are subject to forfeiture in the event of a non-qualifying termination of a participant prior to the performance period end date.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The following table summarizes performance share award activity under the Amended Incentive Award Plan:

	2017		2016		2015
	Number of Target Shares	Weighted Average Fair Value (per share)	Number of Target Shares	Weighted Average Fair Value (per share)	Number of Target Shares	Weighted Average Fair Value (per share)
Outstanding non-vested awards, beginning of year	494,300	$15.56	472,725	$14.28	610,797	$13.49
Grants at target (1)	858,226	11.88	400,800	16.06	279,199	14.78
Earned (below) above performance target (2)	—	—	(42,640)	13.56	387,027	13.45
Vested (3)	(466,667)	14.48	(215,438)	14.36	(804,298)	13.46
Forfeited	(42,373)	14.78	(121,147)	15.05	—	—
Outstanding non-vested awards, end of year	843,486	$12.45	494,300	$15.56	472,725	$14.28
(1) The performance period for the 2017 performance awards began January 1, 2017 and continues through December 31, 2019, the performance period for the 2016 performance awards began January 1, 2016 and continues through December 31, 2018 and the performance period for the 2015 performance awards began January 1, 2015 and continues through December 31, 2017.
(2) Represents shares that were earned below or in excess of target for the grants whose performance periods ended on December 31, 2017, 2016 and 2015.
(3) The number of shares that vested in 2017, 2016 and 2015 includes 466,667, 155,782, and 134,932 shares, respectively, released at target in connection with qualifying terminations. Dividend rights of $0.5 million, $0.2 million and $1.1 million associated with all shares released were paid in cash during 2017, 2016 and 2015, respectively.
Approximately $0.8 million and $0.5 million in dividend rights have been accrued as of December 31, 2017 and 2016, respectively. For outstanding non-vested awards at December 31, 2017, 1 million shares would have been released based on the Corporation's TSR relative to the specified peer groups through that date.
Stock-based Compensation Expense
For the years ended December 31, 2017, 2016 and 2015, the Company recognized $16.6 million, $9.6 million and $13.3 million, respectively, in stock-based compensation expense, which is included in general and administrative expenses in the accompanying consolidated statements of operations.
As of December 31, 2017, the remaining unamortized stock-based compensation expense totaled $17.7 million, including $10.0 million related to restricted stock awards and $7.7 million related to performance share awards, which is recognized as the greater of the amount amortized on a straight-line basis over the service period of each applicable award or the amount vested over the vesting periods.
401(k) Plan
The Company has a 401(k) Plan, which is available to full-time employees who have completed at least three months of service with the Company. Currently, the Company provides a matching contribution in cash, up to a maximum of 4% of compensation, which vests immediately.
Note 14. Income (Loss) Per Share and Partnership Unit
Income per share has been determined using the two-class method which is computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both shares of common stock and participating securities based on the weighted average shares outstanding during the period. Classification of the Company's unvested restricted stock, which contain rights to receive non-forfeitable dividends, are deemed participating securities under the two-class method. Under the two-class method, earnings attributable to unvested restricted shares are deducted from income from continuing operations in the computation of net income attributable to common stockholders.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The table below is a reconciliation of the numerator and denominator used in the computation of basic and diluted net income per share computed using the two-class method (dollars in thousands):

	Years Ended December 31,
	2017	2016	2015
Basic and diluted income:
Net loss from continuing operations	$(2,270)	$(985)	$(32,640)
Gain on disposition of assets	42,698	29,623	(61)
Less: income attributable to unvested restricted stock	(940)	(614)	(696)
Less: dividends paid to preferred stockholders	(2,530)	—	—
Income (loss) used in basic and diluted income per common share from continuing operations	36,958	28,024	(33,397)
Income used in basic and diluted income per share from discontinued operations	36,720	68,808	125,913
Net income attributable to common stockholders used in basic and diluted income per share	$73,678	$96,832	$92,516

Basic weighted average shares of common stock outstanding:
Weighted average shares of common stock outstanding	469,212,533	470,023,674	433,361,726
Less: unvested weighted average shares of restricted stock	(1,277,588)	(805,898)	(1,138,773)
Weighted average number of common shares outstanding used in basic income per share	467,934,945	469,217,776	432,222,953
Net income (loss) per share attributable to common stockholders - basic
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per share attributable to common stockholders - basic	$0.16	$0.21	$0.21
Dilutive weighted average shares of common stock (1)
Stock options	—	3,835	—
Unvested performance shares	7,843	24,654	—
Weighted average shares of common stock used in diluted income per share	467,942,788	469,246,265	432,222,953
Net income (loss) per share attributable to common stockholders - diluted
Continuing operations	$0.08	$0.06	$(0.08)
Discontinued operations	0.08	0.15	0.29
Net income per share attributable to common stockholders - diluted	$0.16	$0.21	$0.21

Potentially dilutive shares of common stock
Unvested shares of restricted stock	65,480	119,633	339,541
Unvested performance shares	—	—	319,288
Stock options	—	—	3,384
Total	65,480	119,633	662,213
(1) Assumes the most dilutive issuance of potentially issuable shares between the two-class and treasury stock method unless the result would be anti-dilutive.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

The Corporation intends to satisfy its exchange obligation for the principal amount of the Convertible Notes to the note holders entirely in cash, therefore, the "if-converted" method does not apply and the treasury stock method is being used. For the year ended December 31, 2017, the Corporation's average stock price was below the conversion price, resulting in zero potentially dilutive shares related to the conversion spread of the Convertible Notes.
Note 15. Costs Associated With Restructuring Activities
On November 16, 2015, the Company’s Board of Directors approved the strategic decision to relocate its headquarters from Scottsdale, Arizona to Dallas, Texas. The Company began occupying temporary office space in the new headquarters in the spring of 2016, and finalized the move with the opening of the new office space in late September 2016. As a result of moving its corporate headquarters, the Company incurred various restructuring charges, including employee separation and relocation costs. Restructuring charges incurred for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 were none, $6.3 million and $7.1 million, respectively, and are included within restructuring charges on the accompanying consolidated statements of operations.
The Company incurred total relocation costs of $20.5 million, of which $13.4 million was for restructuring, $3.5 million was for capitalized costs related to tenant improvements and fixtures for the new corporate headquarters space and $3.6 million represents other relocation costs, primarily for redundant office space and employee salaries and benefits for departing employees, incurred in the transition phase. The Company did not incur any additional costs after December 31, 2016.

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Note 16. Consolidated Quarterly Financial Data
The following table sets forth certain unaudited consolidated financial information for each of the four quarters included in the years ended December 31, 2017 and 2016 (in thousands, except share and per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2017	(Unaudited)
Total revenues	$106,497	$108,670	$108,721	$107,370	$431,258
Depreciation and amortization	43,875	43,441	43,318	43,052	173,686
Interest	27,806	28,051	29,948	27,589	113,394
Other expenses	46,669	40,329	40,514	19,515	147,027
(Loss) gain on debt extinguishment	(30)	7	1,792	(1,190)	579
Gain on disposition of assets	5,013	6,884	10,089	20,712	42,698
(Loss) income from continuing operations	(6,870)	3,740	6,822	36,736	40,428
Income (loss) from discontinued operations	19,699	19,466	(1,500)	(945)	36,720
Dividends paid to preferred stockholders	—	—	—	2,530	2,530
Net income attributable to common stockholders and partners	$12,829	$23,206	$5,322	$33,261	$74,618
Net income per share attributable to common stockholders and partners:
Basic	$0.03	$0.05	$0.01	$0.07	$0.16
Diluted	$0.03	$0.05	$0.01	$0.07	$0.16
Dividends declared per common share and partnership unit	$0.1800	$0.1800	$0.1800	$0.1800	$0.7200

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2016	(Unaudited)
Total revenues	$106,010	$110,008	$109,541	$109,781	$435,340
Depreciation and amortization	42,923	42,759	43,820	43,534	173,036
Interest	32,465	29,676	28,662	27,887	118,690
Other expenses	26,767	31,379	35,741	52,317	146,204
(Loss) gain on debt extinguishment	(5,079)	14,777	(8,016)	(77)	1,605
Gain on disposition of assets	4,074	5,635	11,517	8,397	29,623
Income (loss) from continuing operations	2,850	26,606	4,819	(5,637)	28,638
Income from discontinued operations	20,250	19,353	22,580	6,625	68,808
Net income attributable to common stockholders and partners	$23,100	$45,959	$27,399	$988	$97,446
Net income per share attributable to common stockholders and partners:
Basic	$0.05	$0.10	$0.06	$—	$0.21
Diluted	$0.05	$0.10	$0.06	$—	$0.21
Dividends declared per common share and partnership unit	$0.1750	$0.1750	$0.1750	$0.1800	$0.7050

SPIRIT REALTY CAPITAL, INC. and SPIRIT REALTY, L.P.
Notes to Consolidated Financial Statements - (continued)
December 31, 2017

Note 17. Subsequent Events
Shopko Term Loan
On January 16, 2018, the Operating Partnership funded a $35.0 million B-1 Term Loan as part of a syndicated loan and security agreement with Shopko as borrower and several banks as lenders. The B-1 Term Loan bears interest at a rate of 12% per annum and matures on June 19, 2020. Principal will be repaid in quarterly installments of $0.6 million commencing on November 1, 2018, while interest will be paid monthly. The loan is secured by Shopko’s assets in its $784 million asset-backed lending facility and is subordinate to other loans made under the syndicated loan and security agreement. The Operating Partnership received a commitment fee equal to 3.00% of the B-1 Term Loan.
Amendment to Shopko Master Lease
On January 16, 2018, the Company, through two of its wholly-owned subsidiaries, entered into an amendment to its master lease with Shopko. The amendment requires Shopko to provide annual and quarterly financial statements to the Company that are compliant with SEC rules. Further, the amendment modifies certain other provisions of the master lease, including assignment by Shopko, subletting by Shopko, sale by the Company and rent payment date.
Subject to certain conditions, Shopko will have a one-time right, upon 60 days written notice, to defer payment of the monthly base rent for a period of up to three months, provided that such months are not consecutive. The deferred rent is subject to interest at the rate of 11% per annum, and is secured by a second priority lien on Shopko's interests in its assets.
CMBS Debt Issuance
On January 22, 2018, the Company entered into a new non-recourse loan agreement with Société Générale and Barclays Bank PLC as lenders, which is collateralized by a single distribution center property located in Katy, Texas. The loan has a term of 10 years to maturity with an interest rate based on the 10-year mid-market swap rate (or Treasury rate, whichever is greater) plus a spread of 245 basis points. As a result of the issuance, the Company received approximately $84 million in proceeds.
Master Trust 2014 Notes Re-Pricing
On January 23, 2018, the Company re-priced a private offering of the Master Trust 2014 Series 2017-1 Class B notes (the “Class B Notes”) with $132.0 million aggregate principal. As a result, the interest rate on the Class B Notes will be reduced from 6.35% to 5.49%, while the other terms of the Class B Notes will remain unchanged. The Master Trust 2014 Series 2017-1 Class A notes were unaffected by the re-pricing of the Class B Notes. In connection with the re-pricing of the Class B Notes, the Company received $8.2 million in additional proceeds, that reduced the discount on the underlying debt, which the Company expects to distribute to Spirit prior to the Spin-Off.
Resolution of Defaulted Loans
In January 2018, five underperforming properties with a net book value of $12.4 million were disposed of in foreclosure proceedings. In connection with the disposals $33.6 million in debt was resolved.